                                                                  EXHIBIT (c)(1)

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 21/st/ day of October, 1997 by and among Kevco, Inc., a Delaware corporation ("Parent"), SCC Acquisition Corp., an Indiana corporation and wholly-owned Subsidiary of Parent ("Newco"), and Shelter Components Corporation, an Indiana corporation (the "Company"). Certain initially capitalized terms used in this Agreement which are not defined herein have the meaning set forth in Exhibit "A" attached hereto.
-----------

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, upon the terms and subject to the conditions set forth herein, the respective boards of directors of Parent, Newco and the Company have unanimously approved this Agreement and the transactions contemplated hereby including the acquisition of the Company by Parent pursuant to a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") by Newco for all of the issued and outstanding shares of common stock of the Company, $.01 par value per share (the "Company Common Stock"), at a price of $17.50 per share (as it may be modified as provided herein, from time to time, the "Offer Price"), net to the selling shareholders in cash, without interest thereon, followed by a Merger (the "Merger") of Newco with and into the Company upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, IN CONSIDERATION of the premises, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound thereby:

                                   ARTICLE I

                                   The Offer
                                   ---------

     1.1  The Offer.
          ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and subject to the provisions of this Agreement, as promptly as practicable but in no event later than five (5) Business Days after the date of the public announcement by Parent and the Company of this Agreement, Newco shall, and Parent shall cause Newco to, commence the Offer. The obligation of Newco to, and of Parent to cause Newco to, commence the Offer and accept for payment, and pay for, any shares (the "Shares") of Company Common Stock properly tendered pursuant to the Offer shall be subject only to the conditions (the "Offer Conditions") set forth in Exhibit "B" any of which may be waived in whole or in
                          -----------
part by Newco in its sole discretion, provided that, without the prior written consent of the Company, Newco shall not waive the Minimum Condition (as defined in Exhibit "B"). Newco expressly reserves the right to modify the terms of the
   -----------
Offer in a manner not inconsistent with this Agreement, except that, without the prior written consent of the Company, Newco shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, or
(vi) make any other change or modification in any of the terms of the Offer in any manner that could reasonably be expected to be adverse to the holders of Shares. Notwithstanding the foregoing, Newco may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived but in any event, Newco shall not, without the prior written consent of the Company, extend the Offer beyond the Cut-Off Date (as defined in Section 10.1(b) hereof), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for a period of up to five Business Days if, on any scheduled expiration date on which the Offer Conditions shall have been satisfied or waived, the number of Shares which have been validly tendered and not withdrawn represent more than 50% of the aggregate outstanding Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into Shares which are outstanding as of the consummation of the Offer), but less than 90% of the then issued and outstanding Shares. Parent and Newco each agree that Newco will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated) and that, in the event that Newco will otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been, terminated, Newco shall, and Parent shall cause Newco to, extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by Applicable Law; provided however, that nothing herein shall require Newco to extend the Offer beyond the Cut-Off Date (as defined in Section 10.1(b) hereof). Subject to the terms and conditions of the Offer in this Agreement, Newco shall, and Parent shall cause Newco to accept for payment, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as Newco is permitted to accept such Shares for payment pursuant to the Offer, and then pay for such Shares promptly as required by SEC Rule 14(e) - 1(c). If this Agreement is terminated by either Parent or Newco or by the Company, Newco shall, and Parent shall cause Newco to, terminate promptly the Offer.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Newco shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an Offer to Purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer would be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Newco shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by SEC Rule 14d-5 and other applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. Parent, Newco and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Newco further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be promptly filed with the SEC and the other Offer Documents as so corrected to be promptly disseminated to holders of Shares, in each case as and to the extent required by applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Newco agree to provide the Company and its counsel any comments Parent, Newco or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Newco on a timely basis all forms necessary to accept for payment, and pay for, any Shares that Newco is permitted to accept for payment under Applicable Law and pay for, pursuant to the Offer.

     1.2  Company Actions.
          ---------------

          (a) Subject to the terms and conditions set forth herein, the Company hereby approves of and consents to the Offer and represents and warrants that the board of directors of the Company, at a meeting duly called and held, in which a quorum of directors were present, duly and adopted by the affirmative vote of all directors present, the resolutions set forth as Exhibit "C" attached
                                                            -----------
hereto, which in the manner set forth therein, approve this Agreement, the Offer and the Merger, determine that, in the opinion of the board of directors, the Offer, the Merger and the related transactions contemplated herein are in the best interests of, the Company and its shareholders and are fair to the shareholders and recommend that holders of Shares accept the Offer and, if required by Applicable Law, approve the Merger (it being understood that, notwithstanding anything in this Agreement to the contrary, if the Company's board of directors modifies or withdraws its recommendation in accordance with the terms of Section 7.3(b), such modification or withdrawal shall not constitute a breach of this Agreement). The Company represents and warrants that its board of directors has received the written opinion of SBC Warburg Dillon Read Inc., the form of which is attached as Exhibit "D" attached hereto.
                                                   -----------
The Company has been authorized by SBC Warburg Dillon Read Inc. to permit, subject to prior review and consent by SBC Warburg Dillon Read Inc., the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's board of directors described in this Section 1.2 subject to the right of the board of directors to modify or withdraw such recommendation in accordance with Section 7.3(b).

          (b) As soon as reasonably practicable after the Offer Documents are filed with the SEC and as otherwise required by Applicable Law, the Company shall pursuant to SEC Rule 14d-9 file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) (subject to a right of the board of directors to modify or withdraw such recommendation in accordance with Section 7.3(b)) and shall mail a copy of Schedule 14D-9 to the shareholders of the Company. The Company shall cooperate with Parent in mailing or otherwise disseminating the
Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. Each of the Company, Parent and Newco agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be promptly filed with the SEC and promptly disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's shareholders. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Newco promptly with mailing labels containing the names and addresses of the recordholders of Shares as of a recent date and of those persons becoming recordholders subsequent to such date, together with copies of all lists indicating current shareholders, security position listings and related computer files, if available, and all information in the Company's possession or control regarding the names, addresses and holdings of beneficial owners of Shares, and shall furnish to Newco such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent or Newco may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of Applicable Law and subject to the terms of the August Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Newco and their Affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver to the Company or destroy, and will use their commercially reasonable efforts to cause their Affiliates, associates and agents to deliver or destroy, all copies of such information then in their possession or control.

                                  ARTICLE II

                                  The Merger
                                  ----------

     2.1  The Merger.  Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with Indiana Law, Newco shall be merged with and into the Company at the Effective Time as defined in Section 2.2. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco and the Company in accordance with Indiana Law. Company and Newco are herein sometimes referred to collectively as the "Constituent Corporations."

     2.2  Effective Time. The Merger shall become effective, pursuant to the
          --------------
provisions of Indiana Law, at the Effective Time. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Articles of Merger are duly filed with the Secretary of State of the State of Indiana. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in this Agreement.

     2.3  Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
the Indiana Law.

     2.4  Name and Continued Existence of Surviving Corporation.  The corporate
          -----------------------------------------------------
name of the Company, as the Surviving Corporation in the Merger, shall continue as the corporate name of the Surviving Corporation, the Constituent Corporation whose corporate existence is to survive the Merger provided for herein and continue thereafter as the Surviving Corporation. The identity, existence, purposes, powers, objects, franchises, rights, privileges and immunities of the Surviving Corporation shall continue unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, objects, franchises, rights, privileges and immunities of Newco shall be merged with and into the Company, and the Company shall be fully vested therewith. At and after the Effective Time, the separate existence of Newco, except insofar as continued by statute, shall cease.

     2.5  Governing Laws; Articles of Incorporation.
          -----------------------------------------

     (a)  The laws of the State of Indiana shall govern the Surviving
Corporation.

     (b) The Restated Articles of Incorporation of the Company, as amended, and in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

     (c) In addition to the powers conferred upon it by law, the Surviving Corporation shall have the powers set forth in the Restated Articles of Incorporation of the Company and be governed by the provisions thereof. From and after the Effective Time, and until further amended, as provided by law, the Restated Articles of Incorporation of the Company may be certified, separate and apart from this Agreement, as the Articles of Incorporation of the Surviving Corporation.

     2.6  Bylaws of Surviving Corporation.  From and after the Effective Time,
          -------------------------------
the Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until the same shall be altered, amended or repealed, or until new Bylaws shall be adopted in accordance with the provisions of law.

     2.7  Directors and Officers.  The directors and officers of Newco shall
          ----------------------
continue in office after the Effective Time as the directors and officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall serve in such capacities until their successors are duly elected and qualified in accordance with law and the Bylaws of the Surviving Corporation.

     2.8  Capital Stock of Surviving Corporation.  The authorized capital stock
          --------------------------------------
of the Company from and after the Effective Time shall be the authorized capital stock of the Surviving Corporation.

     2.9  Conversion of Shares.  As of the Effective Time, by virtue of the
          --------------------
Merger and without any action on the part of any holder of Shares or any shares of common stock of Newco:

          (a) Each issued and outstanding share of common stock of Newco and owned by Parent shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

          (b) Subject to Sections 2.9(d) and 2.10, each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.9(c)) shall be canceled and become the right to receive in cash, without interest, the Offer Price set forth in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall be canceled in accordance with this paragraph, and when so canceled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (c) Each share of Company Common Stock (including without limitation the Shares purchased pursuant to the Offer) owned by the Company, any Company Subsidiary, Parent, or Newco shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (d) Options to purchase Company Common Stock will be treated as provided in Section 7.4.

     2.10 Shares of Dissenting Shareholders.  Notwithstanding anything in this
          ---------------------------------
Agreement to the contrary, to the extent required by Indiana Law, any issued and outstanding Shares held by a Person (a "Dissenting Shareholder") who has not voted in favor of or consented to the Merger and complies with all the provisions of Indiana Law concerning the right of holders of Shares to require appraisal of their shares ("Dissenting Shares") shall not be converted as described in Section 2.9(b), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Indiana Law. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Indiana Law, his Shares shall be deemed to be canceled as of the Effective Time and become the right to receive the Merger Consideration determined as provided in Section 2.9(b). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     2.11 Surrender of Certificates.
          -------------------------

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and on or prior to the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent, cash in an amount necessary for the payment of the Merger Consideration as provided in Section 2.9(b) upon surrender of certificates representing Shares as part of the Merger. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Newco or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.9(b). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been canceled and become the right to receive pursuant to Section 2.9(b), and the Certificate so surrendered shall forthwith be canceled. The Company will act in a commercially reasonable manner in regard to payment of cash upon receipt of Shares. In the event of a transfer of ownership of Shares that is not registered on the transfer records of the Company, payment may be made to a person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.11, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.9(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of Applicable Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

          (c) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

          (d) Any portion of the funds made available to Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration to which they are entitled, without interest.

          (e) None of Parent, Newco, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                                  ARTICLE III

                            Closing and Closing Date
                            ------------------------

     If the Offer is consummated, the Closing of the Merger (the "Closing") shall take place (i) at the offices of Jackson Walker L.L.P., 777 Main St., Suite 1800, Fort Worth, Texas 76102, (ii) on the date not later than five Business Days after each of the conditions precedent set forth in ARTICLES VIII and IX have been satisfied or waived.

                                   ARTICLE IV

               Representations and Warranties of Parent and Newco
               --------------------------------------------------

     Except as set forth in the disclosure letter delivered by Parent and Newco to the Company (the "Parent Disclosure Letter"), Parent and Newco hereby represent and warrant to the Company, that:

     4.1  Organization; Authority.  Parent is a corporation duly organized,
          -----------------------
validly existing and in good standing under the laws of the state of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted by it.

     4.2  Constituent Documents.  Parent has delivered to the Company accurate
          ---------------------
and complete copies of the Articles of Incorporation and Bylaws of each of Parent and Newco as currently in effect.

     4.3  Authority Relative to This Agreement.
          ------------------------------------

          (a) Parent and Newco each have all requisite corporate power and authority to execute, deliver, and perform their respective obligations under this Agreement. The execution and delivery by Parent and Newco of this Agreement to which they are parties, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Newco.

          (b) This Agreement constitutes the legal, valid and binding obligation of Parent and Newco, enforceable in accordance with its terms, except to the extent such enforcement may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Except as described on Schedule 4.3(b) of the Parent Disclosure Letter, the execution, delivery and performance by Parent and Newco of this Agreement, and the consummation of the transactions contemplated hereby, do not require the consent, waiver, approval, license or authorization of any Person (except as already obtained).

     4.4  Non-Contravention.  Except as set forth on Schedule 4.4 of the Parent
          -----------------
Disclosure Letter, the execution, delivery, and performance by Parent and Newco of this Agreement and the consummation by each of them of the transactions contemplated hereby do not and will not (i) conflict with, or result in a violation of any provision of, the charter or bylaws of Parent or Newco, (ii) conflict with, or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease or other Contract to which Parent or Newco is a party or by which Parent or Newco or their respective business or any of their respective owned or leased assets may be bound, (iii) conflict with or result in a violation of any provision of any shareholders agreement, voting agreement, voting trust agreement, stock pledge agreement, loan agreement or other Contract by which Parent or Newco may be bound, (iv) result in the creation or imposition of any Lien upon any of the assets of Parent or Newco, or (v) assuming compliance with the matters referred to in
Section 4.5 of the Parent Disclosure Letter, violate any Applicable Law binding upon Parent and Newco.

     4.5  Governmental Approvals.  No consent, approval, order, or authorization
          ----------------------
of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Parent or Newco in connection with the execution, delivery, or performance by Parent or Newco of this Agreement or the consummation by either Parent or Newco of any of the transactions contemplated hereby, other than (i) as set forth on Schedule 4.5 of the Parent Disclosure Letter; and (ii) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the business, assets, results of operations, or financial condition of Parent and Newco considered as a whole or on the ability of Parent or Newco to consummate the transactions contemplated hereby.

     4.6  Legal Proceedings.  There are no Proceedings pending or, to the best
          -----------------
Knowledge of Parent and Newco, threatened, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     4.7  Brokerage Fees.  Except as set forth on Schedule 4.7 of the Parent
          --------------
Disclosure Letter, neither Parent, Newco nor any of their Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or of the transactions contemplated hereby.

     4.8  Representations and Warranties.  The representations and warranties
          ------------------------------
made in this Article IV that are qualified as to materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as if such representations and warranties had been made as of the date of the consummation of the Offer; provided such representations and warranties which expressly relate only to an earlier date, shall only be true and correct as of such earlier date.

                                   ARTICLE V

                 Representations and Warranties of the Company
                 ---------------------------------------------

     Except as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution hereof (the "Company Disclosure Letter") the Company represents and warrants to Parent and Newco, that:

     5.1  Organization; Authority.  The Company is a corporation duly organized,
          -----------------------
validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to carry on its Business. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization indicated on Schedule 5.1 to the Company Disclosure Letter. Each of the Company Subsidiaries has all requisite corporate power and authority to carry on its business as now being conducted by it.

     5.2  Qualification.  The Company and each Company Subsidiary is duly
          -------------
qualified and licensed to do business and each is in good standing in each jurisdiction except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

     5.3  Constituent Documents.  The Company has delivered to Parent accurate
          ---------------------
and complete copies of the Articles of Incorporation and Bylaws of the Company and each Company Subsidiary as currently in effect.

     5.4  Authority Relative to This Agreement.
          ------------------------------------

          (a) The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

          (b) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent such enforcement may be limited by (i) fiduciary obligations of the board of directors of the Company, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     5.5  Non-Contravention.  Except as set forth on Schedule 5.5 to the Company
          -----------------
Disclosure Letter, the execution, delivery, and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with, or result in a violation of any provision of, the charter or bylaws of the Company or any Company Subsidiary,
(ii) conflict with, or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease or other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or their respective owned or leased assets may be bound which would have a Material Adverse Effect on the Company or require the consent, waiver, approval, license or authorization of any Person (except as already obtained) except where the failure to obtain such consent, waiver, approval, license or authorization would not have a Material Adverse Effect on the Company, (iii) conflict with or result in a violation of any provision of any shareholders agreement, voting agreement, voting trust agreement, stock pledge agreement, loan agreement or other Contract by which the Company or any Company Subsidiary may be bound which would have a Material Adverse Effect on the Company, (iv) result in the creation or imposition of any Lien upon any of the assets of the Company or any Company Subsidiary which would have a Material Adverse Effect on the Company, or (v) assuming compliance with the matters referred to in Section 5.6, violate any Applicable Law binding upon the Company or any Company Subsidiary which would have a Material Adverse Effect on the Company.

     5.6  Governmental Approvals.  No consent, approval, order, or authorization
          ----------------------
of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery, or performance by the Company of this Agreement or the consummation by the Company of any of the transactions contemplated hereby, other than (i) as set forth on Schedule 5.6 to the Company Disclosure Letter; and (ii) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

     5.7  [Intentionally Omitted].
          -----------------------

     5.8  Brokerage Fees.  Except as set forth on Schedule 5.8 to the Company
          --------------
Disclosure Letter to the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

     5.9  SEC Filings.  The Company has delivered or made available to Parent
          -----------
each effective registration statement, report, filing, proxy statement or information statement prepared by it and filed with the SEC within the past three years (the "Public Reports"). The Company has timely made all required filings with the SEC and with any exchange on which Shares of Company Common Stock are listed within the past three years pursuant to the provisions of the 1933 Act, the 1934 Act and the rules and regulations of any such exchange except where the failure to make such timely filings has not had or would not have a Material Adverse Effect on the Company. Each of the Public Reports was, at the time filed with the SEC, prepared in accordance with and was in compliance in all material respects with the 1933 Act, the 1934 Act and the rules and regulations of such exchange. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.10 Capital Stock.
          -------------

          (a) The authorized capital stock of the Company consists of 26,000,000 shares, 1,000,000 of which are shares of Company Special Stock, $.01 par value per share ("Company Special Stock"), none of which shares are issued or outstanding, and 25,000,000 shares of Company Common Stock, of which 7,755,854 Shares are issued, outstanding and entitled to vote as of October 15, 1997. Each of the outstanding Shares has been duly authorized, is validly issued, fully paid and non-assessable. None of such shares was issued in violation of any preemptive or other preferential rights of any shareholder of the Company or any other Person.

          (b) The authorized capital stock of each Company Subsidiary is set forth on Schedule 5.10(b) to the Company Disclosure Letter. Each of the outstanding shares of each Company Subsidiary has been duly authorized, is validly issued, fully paid and non-assessable. None of such shares of a Company Subsidiary was issued in violation of any preemptive or other preferential rights of any Person. The Company is not a party to any voting trust, proxy, other agreement, understanding or Contract with respect to the voting of any shares of the equity securities of any Company Subsidiary.

          (c) (i) Except as set forth on Schedule 5.10(c)(i) to the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, demands or other Contracts of any kind or nature whatsoever, under which the Company is or may be obligated to sell or issue to any Person any shares of Company Stock or any other securities which are convertible into, or otherwise have a right to subscribe for, any shares of Company Stock.

               (ii) Except as set forth on Schedule 5.10(c)(ii) to the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, or other Contracts of any kind, under which the Company or any Company Subsidiary is or may be obligated to sell or issue to any Person any shares of common stock of a Company Subsidiary or any other securities which are convertible into, or otherwise have a right to subscribe for, any shares of common stock or other equity securities of any Company Subsidiary.

          (d) Except as set forth on Schedule 5.10(d) to the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which are convertible into or exercisable for Shares.

          (e) Except for those matters expressly covered by Section 5.9 the Company has not violated, any applicable federal or state securities laws or regulations in connection with the offer, sale or issuance of any of its securities except where such violation would not have a Material Adverse Effect on the Company.

     5.11 Subsidiaries.  Schedule 5.11 to the Company Disclosure Letter sets
          ------------
forth each Company Subsidiary or other Person controlled, directly or indirectly, by the Company or in which the Company has any direct or indirect equity interest.

     5.12 Financial Statements.  The Company has delivered to Parent true,
          --------------------
correct and complete copies of (i) the Company's audited financial statements set forth on Schedule 5.12(a) to the Company Disclosure Letter (the "Audited Financial Statements"), and (ii) the Company's unaudited financial statements set forth on Schedule 5.12(a) to the Company Disclosure Letter (the "Company's Unaudited Financial Statements"), certified, on behalf of the Company, by the Company's chief financial officer (the financial statements referred to in (i) and (ii) being collectively referred to as the "Financial Statements"). As used herein, the term "Financial Statements" shall mean the Financial Statements and the Supplementary Unaudited Financial Statements. The Financial Statements have been prepared from the books and records of the Company in conformity with GAAP, applied on a basis consistent with preceding years throughout the periods involved and fairly present the Company's financial position as of the respective dates thereof and its results of operations, retained earnings and cash flows for the periods then ended in conformity with GAAP; provided, however, the unaudited Financial Statements lack the footnote disclosure otherwise required by GAAP and lack normal and recurring year-end adjustments, none of which would reasonably be expected to have a Material Adverse Effect on the Company.

     5.13  Business Information; Disclosure. The Company has delivered to Parent
           --------------------------------
accurate and complete copies of the information with respect to the Company and the Company Subsidiaries set forth on Schedule 5.13 to the Company Disclosure Letter (collectively the "Business Information"). As of the date actually prepared, the most recent versions of the information delivered to the Parent, taken as a whole, contained in the Business Information is true and correct in all material respects and does not omit any material fact necessary to be stated therein or required to be stated therein in order to make any statement contained therein not misleading. No representation or warranty made by the Company in this Agreement, contains or will contain, at the time of delivery, any untrue statement of a material fact.

     5.14  Absence of Certain Changes. Except as disclosed on Schedule 5.14 to
           --------------------------
the Company Disclosure Letter, since the date of the Company's Audited Financial Statements (i) other than changes, events or conditions generally affecting the industry in which the Company and Parent operate, there has not been any change in, or an event or condition that would reasonably be expected to result in any change in, the Business, or the ownership or operation of the Company's assets that would have a Material Adverse Effect on the Company; (ii) the Company's Business has been conducted in all material respects in the ordinary course of business consistent with past practice; and (iv) as of the date of this Agreement neither the Company nor any Company Subsidiary has, in respect of its Business, taken any of the actions expressly prohibited by Section 6.1. Without limiting the generality of the foregoing and except as disclosed in the Public Reports or Schedule 5.14 to the Company Disclosure Letter, since December 31, 1996: (i) no Person, including the Company, has accelerated, terminated, modified or canceled any material Contract, (or material series of related Contracts) to which the Company is a party or by which it may be bound; (ii) the Company has not permitted or allowed to be imposed upon any of its material assets, tangible or intangible, any Lien except for Permitted Liens; (iii) the Company has not made any capital expenditures (or series of related capital expenditures) involving more than $500,000.00 as to any one item; (iv) the Company has not made any capital investment in, any loan to, or any acquisition of, the securities or assets of any other Person (or series of related capital investments, loans (excluding trade payables), or acquisitions) exceeding $500,000 in the aggregate or outside the ordinary course of business; (v) the Company has not created, incurred, assumed or guaranteed any Indebtedness (including capitalized lease obligations); (vi) the Company has not delayed or postponed (beyond its normal practice) in any material respect, the payment of accounts payable and other liabilities or obligations; (vii) the Company has not, as of the date of this Agreement, canceled, compromised, waived, or released any right or claim (or series of related rights or claims) involving more than $250,000.00; (viii) the Company has not declared, set aside or paid any dividend or distribution with respect to any of its equity securities or redeemed, purchased or otherwise acquired any of its equity securities;

(ix) the Company has not, as of the date of this Agreement, experienced any damage, destruction or loss (whether or not covered by insurance) to any of its property exceeding $250,000.00 in the aggregate; (x) the Company has not granted any increase in the base compensation of any of its directors, or executive officers except in the ordinary course of business consistent with past practice; (xi) the Company has not adopted any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life or other insurance, severance or other plan, Contract or commitment for any of its shareholders, directors, officers, or employees or modified or terminated any existing such plan, Contract or commitment except in the ordinary course of business consistent with past practice; (xii) the Company has not made any other change in employment terms for any of its directors, or executive officers except in the ordinary course of business consistent with past practice; and
(xiii) the Company has not committed to any of the foregoing.

     5.15  Compliance With Laws.  Except as set forth on Schedule 5.15 to the
           --------------------
Company Disclosure Letter, the Company is in compliance with all Applicable Laws relating to the ownership or operation of its assets and properties or the operation of its Business, except for noncompliance with such Applicable Laws which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company is not charged with or, to the Knowledge of the Company, threatened with, or, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of its assets or the operation of its Business except for any violation which would not have a Material Adverse Effect on the Company. To the Company's Knowledge, the Company has not made any illegal payment to officers or employees of any Governmental Entity or to customers or suppliers, engaged in any other illegal or reciprocal practices or illegally given any consideration to purchasing agents or other representatives of customers with respect to sales made or to be made by the Company, and no written notification has been received by the Company alleging any violation of any of the foregoing.

     5.16  Affiliate Agreements.  Except as set forth on Schedule 5.16 to the
           --------------------
Company Disclosure Letter, there are no material written or oral Contracts between the Company and/or the Company's Affiliates in connection with its Business, including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Affiliate, or by any such Affiliate to the Company.

     5.17  Liabilities.  Except for liabilities or obligations reflected or
           -----------
reserved against in the latest of the Financial Statements delivered to Parent and current liabilities incurred in the ordinary course of the Company's Business since the date of such Financial Statements and as expressly set forth on Schedule 5.17 to the Company Disclosure Letter, the Company has no liabilities except for those liabilities which would not have a Material Adverse Effect on the Company.

     5.18  Labor Relations.
           ---------------

           (a) Except as set forth on Schedule 5.18 to the Company Disclosure Letter, the Company is not a party to any collective bargaining agreement. Except as set forth on Schedule 5.18 to the Company Disclosure Letter, there are no controversies or unfair labor practice proceedings pending or, to the Knowledge of the Company, threatened between the Company and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of the Company that would likely result in a labor strike or work stoppage or otherwise have a Material Adverse Effect on the Company. Except as set forth on Schedule 5.18 to the Company Disclosure Letter, no organizational effort is presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company (a) which, with respect to efforts commenced on or prior to the date hereof, if successful, would have a Material Adverse Effect on the Company or (b) with respect to efforts commenced after the date hereof would have a Material Adverse Effect on the Company. As of the date of this Agreement, to the Knowledge of the Company, no officer of the Company has any announced plan to terminate employment with the Company.

           (b) The Company is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of the employees of its Business except for noncompliance with such Applicable Laws which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and is not, in respect of its business or the employees thereof, engaged in any unfair labor practices or unlawful employment practices which would have a Material Adverse Effect on the Company. Except as set forth on Schedule 5.18 to the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened Proceeding by or before, and the Company is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of the Company's Business, which would have a Material Adverse Effect on the Company.

     5.19  Employee Benefits.
           -----------------

           (a) Employee Benefit Plans.  Schedule 5.19 to the Company Disclosure
               ----------------------
Letter lists all material Employee Benefit Plans whether or not covered by ERISA, and, to the extent covering any employee, any executive compensation arrangement, change in control agreement or severance plan or arrangement that the Company or any Company Subsidiary maintains or to which the Company or any Company Subsidiary contributes for the benefit of any current or former employee of the Company or any Company Subsidiary.

           (b) Multi-Employer Plans.  Neither the Company nor any Company
               --------------------
Subsidiary has any current obligation, fixed or contingent, to contribute to any Multi-Employer Plan for the benefit of any current or former employee of the Company.

           (c) Documents.  The Company has delivered to Parent true, correct and
               ---------
complete copies of all current plans or summary plan descriptions for each Employee Benefit Plan listed on Schedule 5.19 to the Company Disclosure Letter.

           (d) Post-Employment Benefits Other Than Pensions. Neither the Company
               --------------------------------------------
nor any Affiliate has any obligation to provide post-employment benefits to former employees other than as provided under Code Section 4980B or as a pension pursuant to the terms of an Employee Pension Benefit Plan.

           (e) Liabilities.  Neither the Company nor any of its Affiliates
               -----------
maintains or contributes to, or has maintained or contributed to, an Employee Benefit Plan subject to Title IV of ERISA during the last five years. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Benefit Plan has or will make the Company or any director or officer of the Company subject to any liability under ERISA or any liability for any Tax pursuant to Section 4975 of the Code that would have a Material Adverse Effect on the Company. There are no pending, or to the Knowledge of the Company, threatened claims by, or on behalf of the Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which would result in any liability on the part of the Company, its officers or directors, or such Employee Benefit Plans, under ERISA or any other Applicable Law which would result in a Material Adverse Effect on the Company and, to the Knowledge of the Company, there is no reasonable Basis for any such claim.

     5.20  Litigation.  Except as set forth on Schedule 5.20 to the Company
           ----------
Disclosure Letter, there are no actions, causes of action, claims, suits, or Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or affecting the operation by the Company of its Business at law, in equity, or before or by any Governmental Entity, which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) (a) with respect to matters pending or threatened on or prior to the date hereof, if adversely determined, would have a Material Adverse Effect on the Company or (b) with respect to matters arising after the date hereof, would have a Material Adverse Effect on the Company. Except as set forth in Schedule 5.20 to the Company Disclosure Letter, the Company is not subject to, or in default with respect to, any order, writ, injunction, or decree of any Governmental Agency which would have a Material Adverse Effect on the Company.

     5.21  Environmental Matters.  Except as set forth on Schedule 5.21 to the
           ---------------------
Company Disclosure Letter: (i) the Company is in compliance in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of its assets, pertaining to health, safety, the environment, Hazardous Materials, and otherwise in connection with the conduct of its Business except where the failure to be in compliance would not have a Material Adverse Effect on the Company; (ii) the Company has no liability, whether contingent or otherwise, under any Environmental Law with respect to its operations, properties or assets (including those properties or assets acquired from another Person) which would have a Material Adverse Effect on the Company; (iii) no written notices or written notification of violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of the Company have been received by the Company since January 1, 1992 which would have a Material Adverse Effect on the Company; (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders, or judgments outstanding, or any Proceedings pending or, to the Knowledge of the Company threatened, relating to compliance with or liability under any Environmental Law affecting the Company (a) as to such matters pending as of the date hereof, if decided adversely to the Company, would have a Material Adverse Effect on the Company and (b) as to such matters arising after the date hereof would have a Material Adverse Effect on the Company; (v) there are no (a) underground storage tanks on any Owned Real Property (as hereinafter defined) and the Company has not, to the Knowledge of the Company, operated any underground storage tanks on any Leased Property (as hereinafter defined), or (b) to the Knowledge of the Company, asbestos containing materials on or in the improvements or fixtures located thereon requiring removal or remediation under Applicable Laws which removal or remediation would cost in excess of $250,000; (vi) the Company has obtained or applied for all Permits required under any Environmental Law for the conduct of its Business or necessary or required in respect of its owned or leased real property, or improvements or equipment located thereon except where the failure to have such Permit would not have a Material Adverse Effect on the Company;
(vii) the Company has no Knowledge of any other Person who has caused any Release or threatened Release of any Hazardous Material on or from any Owned Real Property or Leased Property at or to which the Company disposed, transported, treated or arranged to dispose of Hazardous Materials which would have a Material Adverse Effect on the Company; and (viii) except as set forth on Schedule 5.21 to the Company Disclosure Letter, as of the date hereof the Company is not required to give notice of or record or deliver to any Governmental Entity an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby except where the failure to give notice, record or delivery would have a Material Adverse Effect on the Company.

     5.22  Tax Matters.  For purposes of this Section 5.22, references to the
           -----------
"Company" includes the Company, each Company Subsidiary, and each other member of any affiliated, consolidated or combined group of corporations of which the Company or any Company Subsidiary is or ever has been a member.

           (a) Tax Returns.  All Tax Returns (including information returns)
               -----------
including all schedules or attachments thereto, required by the United States or any state or any political subdivision thereof or any foreign jurisdiction to have been filed by the Company with respect to

Taxes owned by the company in excess of $100,000, have been timely filed. All information provided in such Tax Returns is true, complete and accurate in all material respects. All Taxes owed by the Company by law or pursuant to any Tax sharing agreement (whether or not shown on any Tax Return and whether or not assessed) have been paid or a full reserve has been made for such Taxes on the books and records of the Company, including the Financial Statements except where the failure to pay would not have a Material Adverse Effect. Except as set forth on Schedule 5.22(a) to the Company Disclosure Letter, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

           (b) Additional Taxes. There is no dispute or claim concerning any Tax
               ----------------
liability of the Company either claimed or raised by any authority in writing or as to which the Company has Knowledge based upon direct inquiry by any agent of such authority which would have a Material Adverse Effect. Except as described in Schedule 5.22(c) to the Company Disclosure Letter, no Tax deficiency or delinquency is being asserted as of the date of this Agreement against the Company; there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that, to the Knowledge of the Company, could be asserted by any authority.
Schedule 5.22(c) to the Company Disclosure Letter lists as of the date of this Agreement all federal and state income Tax Returns of the Company with respect to Taxes owed by the Company in excess of $100,000 for taxable periods ended on or after_December 31, 1994, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit, if any. The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company, for any taxable period ended on or after December 31, 1994.

           (c) Other Tax Matters. Except as set forth on Schedule 5.22(c) to the
               -----------------
Company Disclosure Letter, as of the date of this Agreement no Person has waived any statute of limitations in respect of Taxes of the Company to any extension of time with respect to a Tax assessment or deficiency affecting the liability of the Company for Taxes. There are no outstanding requests by the Company for rulings with any Tax authority that would effect in any material respect the operations of the Company.

     5.23  Product Liability.  Except as disclosed in Schedule 5.23 to the
           -----------------
Company Disclosure Letter, (i) there is no written notice, demand, claim, action, suit, inquiry, hearing, Proceeding, written notice of violation or investigation of a civil, criminal or administrative nature by or before any Governmental Entity against or involving any product, substance or material (collectively, a "Product"), or claims or lawsuits by any Person involving the same or similar Product manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to the Knowledge of the Company, threatened, resulting from a defect or alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any failure or alleged failure to warn, or from any breach or alleged breach of implied warranties or representations including, without limitation, polybutelene products, and (ii) there has not been, nor is there under consideration or investigation by the Company, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Company or any Recall conducted by or on behalf of any entity as a result of any defect or alleged defect in any Product supplied by the Company, which would have a Material Adverse Effect on the Company.

     5.24 Product Warranty.  Each Product manufactured by the Company during the
          ----------------
last five years has been manufactured in conformity with all Applicable Laws, and all express and implied warranties except where the failure to do so would not have a Material Adverse Effect on the Company, and the Company has no liability for any present or future charge, complaint, action, suit, Proceeding, hearing, investigation, claim or demand giving rise to any liability for replacement or repair thereof or other damages in connection therewith, (i) subject only to any reserve for product warranty claims set forth on the Financial Statements as adjusted for the passage of time through the consummation of the Offer in accordance with past customs and practices of the Company and (ii) except for any liability which would not have a Material Adverse Effect on the Company.

     5.25 Real Property.
          -------------

          (a) Section 5.25(a) to the Company Disclosure Letter lists all real property owned by the Company (the "Owned Real Property"). Other than condemnation rights of Governmental Entities and Permitted Liens none of the Owned Real Property is subject to any right or option of any other Person to purchase or otherwise obtain title to all or any portion of such property.

          (b) Schedule 5.25(b) to the Company Disclosure Letter contains a list of all leases, licenses, Permits, subleases, and occupancy agreements, together with any amendments thereto (the "Leases") with respect to (i) all real property leased by the Company (as lessee and including those in the names of nominees or other entities) in connection with the Company's Business (the "Leased Property"), and (ii) all real property leased or subleased by the Company, as lessor or sublessor, to third parties. Except as identified on Schedule 5.25(b) to the Company Disclosure Letter, true, complete and accurate copies of the Leases have been made available to Parent, and each of such Leases is in full force and effect without modification or amendment from the form delivered except for leases which expire by their terms prior to the Cut-off Date. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Lease.
Neither the Company nor, to the Knowledge of the Company, any of the other parties to the Leases is in default under any of the Leases, which would have a Material Adverse Effect on the Company, and no amount due under the Leases remains past due, no controversy, claim, dispute or agreement exists between the parties to the Leases, and no default has occurred which with the giving of notice or with the passage of time, or both, would constitute a default thereunder, which would have a Material Adverse Effect on the Company.

          (c)  Except as set forth on Schedule 5.25(c) to the Company Disclosure
Letter:
               (i) The Company has not received any written notice of any violation of any Applicable Laws (including, without limitation, the Americans with Disabilities Act) in respect of the Owned Real Property or Leased Property, which has not been heretofore remedied, other than notices of violations which would not have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, there does not exist any such violations which, individually or in combination with any others, which would have a Material Adverse Effect on the Company;

               (ii) The Company has not received any written notice that any operations on or uses of the Owned Real Property or Leased Property constitute non-conforming uses under any Applicable Laws except for those which would not have a Material Adverse Effect on the Company; and

               (iii) The Company does not have any Knowledge, nor has it received any written notice of, any pending, threatened or contemplated rezoning proceeding affecting the Owned Real Property or Leased Property except for those which would not have a Material Adverse Effect on the Company.

          (d) Except as set forth in Schedule 5.25(d) to the Company Disclosure Letter, the Company has not received any written notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property or Leased Property, which, if not corrected, would result in termination of the Company's insurance coverage therefor or an increase in the cost thereof or which would result in a Material Adverse Effect on the Company.

          (e) Except as set forth on Schedule 5.25(e) to the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened:

               (i) Condemnation of any part of the Owned Real Property or the Leased Property by any Governmental Entity which would have a Material Adverse Effect on the Company;

               (ii) Assessment against any part of the Owned Real Property or the Leased Property which would have a Material Adverse Effect on the Company; or

               (iii) Litigation against the Company for breach of any restrictive covenant affecting any part of the Owned Real Property or Leased Property which would have a Material Adverse Effect on the Company.

          (f) The Company's Owned Real Property and Leased Property has been maintained in accordance with any leases or other Contracts with respect thereto and is in operating condition and repair sufficient for their intended use except where the failure to be maintained or the sufficiency of the condition would not have a Material Adverse Effect.

     5.26 Contracts.  Schedule 5.26 to the Company Disclosure Letter lists all
          ---------
material Contracts of the Company as of the date of this Agreement and identifies those material contracts entered into since the date of the Company's Audited Financial Statements.

     5.27 [Intentionally omitted.]
           ---------------------

     5.28 Intellectual Property.  Schedule 5.28 to the Company Disclosure Letter
          ---------------------
contains a list of all material Intellectual Property (excluding trade secrets, know-how, customer lists and brand names) in which the Company has any right, title or interest or which has been used in connection with, or which relates to, its Business. Except as set forth in Schedule 5.28 to the Company Disclosure Letter, the Company or a Company Subsidiary either owns or has the right to use (in the manner presently being used by the Company or a Company Subsidiary) by license, sublicense, agreement, or permission all of the Intellectual Property set forth on Schedule 5.28 to the Company Disclosure Letter. Except as otherwise set forth in Schedule 5.28 to the Company Disclosure Letter, the Company has not granted a license, nor reached an understanding with any third party, nor entered into a written agreement, relating in whole or in part, to any of the material Intellectual Property of the Company used in connection with the conduct of its Business, and there has been no assertion thereof by any Person. To the Knowledge of the Company, there is no infringement or other adverse claim against the rights of the Company with respect to any of the Intellectual Property used or owned by the Company in connection with the conduct of its Business which would have a Material Adverse Effect on the Company. Schedule 5.28 to the Company Disclosure Letter lists separately the Company's trademarks and trade names which are material to the conduct of its Business (the "Material Trademarks and Trade Names"). The Company has not been charged with, nor, to the Knowledge of the Company, is it threatened to be charged with respect to its Material Trademarks and Trade Names, the infringement or other violation of the intellectual property rights of any other Person. In connection with the conduct of its Business, the Company, with respect to its Material Trademarks and Trade Names, has hot infringed, nor is it infringing, any intellectual property right of any other Person which would have a Material Adverse Effect on the Company.

                                  ARTICLE VI

                              Conduct of Business
                              -------------------

     The Company covenants and agrees to and with Parent and Newco, as follows:

     6.1  Conduct of the Company and Company Subsidiaries.
          -----------------------------------------------

          (a)  Except as contemplated by this Agreement or as set forth on
Schedule 6.1 attached hereto, during the period from the date hereof until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and the Company shall cause each Company Subsidiary to: (i) conduct its business only in the ordinary course consistent with past practice in all material respects; (ii) use commercially reasonable efforts to preserve, maintain, and protect its assets and the Business of the Company and each Company Subsidiary; (iii) use commercially reasonable efforts to preserve intact the business organization of the Business of the Company and each Company Subsidiary, to keep available the services of the employees of its business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with its business; and (iv) comply in all material respects with all Applicable Laws, including all applicable federal and state securities laws, rules and regulations and including, without limitation, the timely filing of all periodic reports with the SEC required to be filed pursuant to the 1934 Act.

          (b) Without limiting the generality of the foregoing, and except as set forth in Schedule 6.1 or otherwise expressly provided in this Agreement, until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall not, and the Company shall cause each Company Subsidiary not to, without the prior written consent of Parent (which consent will not be unreasonably withheld):

               (i) except in the ordinary course of business consistent with past practice with respect to the purchase of inventory (including raw materials) create, incur, guarantee, or assume any Indebtedness for borrowed money in respect of the Business of the Company or any Company Subsidiary in excess of $500,000;

               (ii) mortgage or pledge any material portion or portions of its properties or assets or create any Lien (other than Permitted Liens) thereupon;

               (iii) (a) enter into, adopt, or (except as may be required by Applicable Law) amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, stock purchase, pension, retirement, deferred compensation, employment, severance, or other Employee Benefit Plan, trust, fund, or other arrangement for the benefit or welfare of any director or executive officer of the Business of the Company or a Company Subsidiary; (b) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or Company Subsidiary, increase in any manner the compensation or fringe benefits of any director or executive officer of the Company or a Company Subsidiary; (c) pay to any employee of the Company or a Company Subsidiary any benefit not required by any Employee Benefit Plan, trust, fund, or other arrangement as in effect on the date hereof except for those paid in the ordinary course of business and consistent with past practice; (d) pay any bonus to any employee of the Company or a Company Subsidiary except for bonuses paid in the ordinary course of business and consistent with past practice; (e) other than pursuant to the contracts or agreements set forth on
Schedule 6.1 attached hereto declare, set aside or pay any dividend or distribution with respect to Company Stock, or redeem, repurchase, or otherwise acquire any of its Company Stock or other equity securities; or (f) offer, sell, issue or commit to issue any shares of Company Stock, options to acquire Company Stock or securities convertible into or having a right to acquire Company Stock; except for the issuance of Common Stock upon the exercise of existing options, warrants and convertible securities;

               (iv) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of its assets, other than (a) inventory and equipment sold in the ordinary course of business consistent with past practice, (b) assets which in the aggregate are not in excess of $2,000,000, and (c) assets presently subject to a purchase agreement and set forth on Schedule 6.1 attached hereto;

               (v) make any capital expenditures relating to the Business of the Company or a Company Subsidiary which is in excess of $500,000.00 as to any one item other than pursuant to existing commitments set forth on Schedule 6.1;

               (vi) pay, discharge, or satisfy any material claims, liabilities, or obligations relating to the Business of the Company or a Company Subsidiary (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements or incurred since the latest of the Financial Statements in the ordinary course of business consistent with past practice;

               (vii) enter into any material Contract, or material transaction relating to the Business of the Company or a Company Subsidiary, except in the ordinary course of business consistent with past practice or except as set forth on Schedule 6.1 attached hereto;

               (viii) amend, modify, or change in any material respect any existing material Contract relating to the Business of the Company or a Company Subsidiary, other than in the ordinary course of business consistent with past practice;

          (ix) waive, release, grant, or transfer any rights of material value relating to the Business of the Company or a Company Subsidiary, other than in the ordinary course of business consistent with past practice;

          (x) permit any current insurance or reinsurance policy to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers material assets or insures risks, contingencies, or liabilities of the Business of the Company or a Company Subsidiary, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated, or lapsed have been obtained;

          (xi) change any of the accounting principles or policies used by it relating to the preparation of its Financial Statements, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Parent;

          (xii) enter into any Contract to acquire all or substantially all of the assets or properties of any other Person or merge or consolidate with or acquire all or substantially all of the securities of any other Person other than transactions that are (i) in the ordinary course of business consistent with past practice (ii) which would involve a purchase price not in excess of $1,000,000 in the aggregate or (iii) set forth on Schedule 6.1;

          (xiii) effect any change in the Restated Articles of Incorporation or Bylaws of the Company or Company Subsidiary except as may be required to effect the transactions contemplated by this Agreement;

          (xiv)  except with respect to transactions contemplated by subsections
(iv) and (xii) above,

                 (A) enter into a material line of business or discontinue a material line of business, or

                 (B) open or close any material office, distribution or manufacturing facilities other than pursuant to the expiration of an existing lease; or

          (xv) agree to take, any of the actions which would require the Company to violate this Section unless the Company's obligation to take such action arises only if the Offer is not consummated.

          (c) Until Parent's designees constitute a majority of the board of directors of the Company, the Company will deliver to Parent accurate and complete copies of all documents filed with the SEC or any exchange on which the Shares is listed for trading.

          (d) Until such time as Parent's designees shall constitute a majority of the Board of Directors, or termination of this Agreement, the Company will deliver to Parent as of the end of each calendar month preceding such time as Parent's designees shall constitute a majority of the Board of Directors, true and correct copies of the Company's Unaudited Financial Statements of the type described on Schedule 5.12(a) to the Company Disclosure Letter (the "Supplementary Unaudited Financial Statements").

                                  ARTICLE VII

                             Additional Agreements
                             ---------------------

     7.1  Shareholder Approval; Preparation of Proxy Statement.
          ----------------------------------------------------

          (a) If approval of the Merger by Shareholders of the Company (the "Company Shareholder Approval") is required by Law, the Company shall as soon as practicable following the consummation of the Offer in accordance with the terms of Section 1.1 of this Agreement, so long as permitted by Law, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its board of directors (but subject to the right of the board of directors to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 7.3(b)), recommend to its shareholders that the Company Shareholder Approval be given. Notwithstanding the foregoing, if Newco shall acquire Shares entitled to cast 90% or more of all the votes entitled to be cast on the Merger, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the consummation of the Offer without a Shareholders Meeting in accordance with Section 23-1-40-4 of Indiana Law. Without limiting the generality of the foregoing, so long as permitted by law, the Company agrees that its obligations pursuant to the first sentence of this Section 7.1 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or
(ii) the withdrawal or modification by the board of directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) If Company Shareholder Approval is required by Law, the Company shall as soon as practicable following the consummation of the Offer in accordance with the terms of Section 1.1, and to the extent permitted by Law, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the Proxy Statement to be mailed to the Company's Shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its Shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares of the Company entitled to vote on the Merger owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

     7.2  Access to Information; Confidentiality.
          --------------------------------------

          (a)    (i)     Between the date hereof and until such time as Parent's
designees shall constitute a majority of the Board of Directors of the Company, the Company (i) shall give Parent and its authorized representatives reasonable access to all employees, all offices, warehouses, and other facilities, and all books and records relating to the Business, (ii) shall permit Parent and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause its officers to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to its Business as Parent may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of any party contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that the Company shall have the right to have a representative present at all times. Each party shall hold in confidence all such information on the terms and subject to the conditions contained in any Confidentiality Agreements or similar agreements heretofore entered into between the parties (collectively the "Confidentiality Agreements"), including the Confidentiality Agreement (the "August Confidentiality Agreement") dated August 25, 1997 between the Company and Parent.

          (ii) Between the date hereof and until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Parent (i) shall give the Company and its authorized representatives reasonable access to all employees, all offices, warehouses, and other facilities, and all books and records relating to the business of the Parent to the same extent requested by Parent of the Company, (ii) shall permit the Company and its authorized representatives to make such inspections as they may reasonably require but consistent with those conducted by Parent, and (iii) shall cause its officers to furnish the Company and its authorized representatives with such financial and operating data and other information with respect to its business as the Company may from time to time reasonably request to the extent that similar information has been provided by the Company to Parent; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of any party contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that the Parent shall have the right to have a representative present at all times. Each party shall hold in confidence all such information on the terms and subject to the conditions contained in any Confidentiality Agreements or similar agreements heretofore entered into between the parties (collectively the "Confidentiality Agreements").

          (b) Each party acknowledges and agrees that irreparable damage would occur in the event any confidential information regarding the Intellectual Property, the Company, the Business, the Parent or the Parent's business (the "Confidential Information") were disclosed to or utilized on behalf of any Person which is in competition with Company or Parent. Accordingly, each party covenants and agrees with the other that it will not, directly or indirectly, without the prior written consent of the other, disclose any of such Confidential Information from and after the date hereof to any Person, except to its authorized representatives; provided, however, that Confidential Information shall not be deemed to include information which (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure, or
(ii) was or becomes available on a non-confidential basis from a source other than the recipient of such information, provided that such source is not known to the provider of such information to be bound by a confidentiality agreement with respect to such Confidential Information. Notwithstanding the foregoing provisions of this Section 7.2(b), each party and its Affiliates may disclose any Confidential Information to the extent that, in the written opinion of its counsel, such person is legally compelled to do so, provided that, prior to making such disclosure, such person advises and consults with the other party regarding such disclosure and provided further that such person discloses only that portion of such Confidential Information as is legally required. To the extent that the provisions of this Section 7.2(b) conflict with the provisions of the August Confidentiality Agreement, the provision of the August Confidentiality Agreement shall be controlling.

          (c) If Parent requests, the Company will cooperate, and will cause its accountants to cooperate, in all material respects with any financing efforts of Parent or its Affiliates (including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its Affiliates with the SEC, all at the sole expense of Parent. The Company (a) shall furnish to its independent accountants (or, if requested by Parent to Parent's independent accountants), such customary management representation letters as its accountants may reasonably require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any customary "comfort" letters reasonably requested by financing sources of Parent or its Affiliates, and (b) shall furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company of its representatives or agents as Parent shall reasonably determine as necessary or appropriate in connection with such financing. Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent's and Newco's efforts to secure any financing, such cooperation to include providing such information to Parent's and Newco's financing sources as Parent or Newco may reasonably request and making available to such financing sources, senior officers and such other employees of the Company as Parent and Newco may reasonably request to assist in the preparation of one or more offering documents and other appropriate marketing materials and otherwise participate in such marketing and sales efforts relating to obtaining any financing as Parent and Newco may reasonably request upon reasonable notice and consistent with such officers' and employees' other business responsibilities to the Company.

     7.3  Acquisition Proposals.
          ---------------------

          (a) The Company shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and other representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). Further, the Company shall not, nor shall it permit any of its Company Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Acquisition Proposal, or (ii) engage in discussions or negotiations with any Person regarding any Acquisition Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the board of directors of the Company determines in good faith, after consultation with and advice from outside counsel, that it would be consistent with the fiduciary responsibilities of the board of directors to the Company's shareholders under Applicable Law, the Company may, in response to an Acquisition Proposal, and subject to compliance with Section 7.3(c), (A) furnish information with respect to the Company or any Company Subsidiary to any Person pursuant to a confidentiality agreement in substantially the same form as the August Confidentiality Agreement with respect to protecting the Confidential Information of the Company, and (B) participate in discussions, investigations and/or negotiations regarding such Acquisition Proposal; provided, however, that prior to furnishing information to, or entering into discussions or negotiations with, such Person, (x) the Company shall provide written notice to Parent to the effect that the Company is furnishing information to, or entering into discussions or negotiations with, such Person, and (y) the Company keeps Parent informed, on a current basis, as to the status and, subject to the fiduciary responsibilities of the board of directors, the substance of such discussions or negotiations. With respect to any Person or Persons with whom the Company has been discussing any Acquisition Proposal prior to the date hereof, the Company shall promptly following the execution of this Agreement, request each such Person who has heretofore entered into a confidentiality agreement with the Company regarding an Acquisition Proposal to return to the Company all Confidential Information heretofore furnished to such Person or Persons by or on behalf of the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.3(a) by any officer, director, employee or other representative heretofore described in this Section 7.3(a), whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this
Section 7.3(a) by the Company. For purposes of this Agreement, an "Acquisition Proposal" means any offer or proposal, inquiry or indication of interest, from any Person relating to any direct or indirect acquisition or purchase of 5% or more of the aggregate assets of the Company and the Company Subsidiaries, taken as a whole, or 5% or more of the voting power of the Shares or securities of any Company Subsidiary then outstanding or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 5% or more of the voting power of the Shares or securities of any Company Subsidiary then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

          (b) Except as set forth in this Section 7.3, neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such board of directors or such committee of the Offer, the Merger or this Agreement; provided, however, that the board of directors may (A) in respect to any takeover or Acquisition Proposal, suspend such recommendation for a period of up to three days pending its analysis of such Acquisition Proposal, or (B) at any time prior to consummation of the Offer, modify or withdraw such recommendation if the board of directors of the Company determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; provided, further that, unless this Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and Newco, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the board of directors of the Company determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's shareholders under Applicable Law, the board of directors of the Company may (subject to this and the following provisions of this Section 7.3) (i) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement, (ii) approve or recommend a Superior Proposal (as defined below) (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement related to any Superior Proposal or (iv) terminate this Agreement, but in each case, only at a time that is after the second Business Day following Parent's receipt of written notice (or such earlier time as is necessary for the board of directors of the Company to comply with its fiduciary duties) (a "Notice of Superior Proposal"), which obligation shall be satisfied by delivery by facsimile transmission and by overnight delivery by Federal Express or other nationally recognized overnight carrier as well as by delivery of the notice required by Section 7.3(c) advising Parent that the board of directors of the Company has received an Acquisition Proposal that may constitute a Superior Proposal, subject to the fiduciary duties of the board of directors of the Company, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal determined by the board of directors of the Company in good faith, after consultation with and advice from outside counsel, to be a bona fide proposal and made by a third party for consideration consisting of cash, property and/or securities, for more than a majority of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company or a Company Subsidiary and otherwise on terms which the board of directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as SBC Warburg Dillon Read Inc.), to be more favorable to the Company's shareholders than the Offer and the Merger.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.3, the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, subject to the fiduciary duties of the board of directors of the Company, the material terms and conditions of such request or Acquisition Proposal, and, the identity of the person making such request or Acquisition Proposal. The Company will endeavor to keep Parent reasonably informed of the overall status and, subject to the fiduciary duties of the board of directors of the Company, substance of any such request or Acquisition Proposal.

          (d) Nothing contained in this Section 7.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14D-9 and 14E-2 promulgated under the 1934 Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company, in reliance upon advice from its outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's shareholders under Applicable Law or is otherwise required under Applicable Law.

          (e) During the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party (other than any involving Parent) unless the Company's board of directors shall have determined in good faith, in reliance upon advice from its outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Company's board of directors' fiduciary responsibilities under Applicable Law.

     7.4  Stock Options.  Prior to the consummation of the Offer, the Company
          -------------
shall use its commercially reasonable efforts to obtain any consents from holders of Options as are necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 7.4.

          (a) Each option granted to a Company employee, consultant or director to acquire Shares ("Option") that is outstanding immediately prior to the consummation of the Offer, and whether or not then vested or exercisable, with respect to which, as of the consummation of the Offer, the exercise price per share is less than the Offer Price shall, effective as of immediately prior to the consummation of the Offer, be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of the Offer Price over the exercise price per share of such Option.

          (b) Each Option that is outstanding immediately prior to the consummation of the Offer, and whether or not then vested or exercisable, with respect to which, as of the exercise price per Share is equal to or greater than the Offer Price shall, effective as of the consummation of the Offer, be canceled and no payments shall be made with respect thereto.

     7.5  Shareholder Agreements.  Each of the Persons identified on Schedule
          ----------------------
7.5 shall enter into a Shareholders Agreement (the "Shareholders Agreement") with Parent and the Company substantially in the form of Exhibit "E" attached
                                                         -----------
hereto within two (2) Business Days of the date hereof.

     7.6  Public Announcements.  Parent and Company will consult with each other
          --------------------
before issuing any press releases or otherwise making any public statements with respect to this Agreement, the Offer and the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or as may be advised by counsel, in writing, to be necessary. Parent and Company anticipate issuing a joint press release within two (2) Business Days of the date hereof.

     7.7  Notification of Certain Matters.  Company shall give prompt notice to
          -------------------------------
Parent of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause (a) any representation or warranty of the Company that is not qualified by materiality contained in
Article V of this Agreement to be untrue or inaccurate in any material respect at or prior to the consummation of the Offer or (b) any representation or warranty of the Company that is qualified by materiality contained in Article V of this Agreement to be untrue or inaccurate in any respect at or prior to the consummation of the Offer, and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by the Company hereunder. Company shall give prompt notice to Parent if there occurs any event which has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company or, subject to the fiduciary duties of the board of directors of the Company, will prevent or result in a third party materially delaying the consummation of the Offer or the Merger. The Company shall provide to Parent copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall give prompt notice to Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (a) any representation or warranty of Parent or Newco that is not qualified by materiality contained in Article IV of this Agreement to be untrue or inaccurate in any material respect at or prior to the consummation of the Offer or (b) any representation or warranty of the Parent or Newco that is qualified by materiality contained in Article IV of this Agreement to be untrue or inaccurate in any respect at or prior to the consummation of the Offer and
(ii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Parent hereunder. Parent shall give prompt notice to the Company if there occurs any event which has resulted in or is reasonably likely to result in a Material Adverse Effect on Parent or will prevent or result in a third party materially delaying the consummation of the Offer or the Merger. The Company shall provide to Parent copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall provide to the Company copies of all filings made by Parent with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VIII and IX, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.8  Fees and Expenses.
          -----------------

          (a) Except as otherwise provided in this Agreement, Parent, Newco and Company shall each be responsible for their own fees and expenses incurred in connection with the transactions contemplated by this Agreement, whether the Offer or Merger is consummated.

          (b) The Company shall pay, or cause to be paid to Parent, in immediately available funds, $6,000,000.00 (the "Company Termination Fee") under the circumstances and at the times set forth as follows:

               (i) Upon demand, if Parent or Newco terminates this Agreement under Section 10.1(f); or

               (ii) Upon demand, if the Company terminates this Agreement under
Section 10.1(g); or

              (iii) If (A) Parent or the Company terminates this Agreement under
Section 10.1(d)(ii) or (B) Parent terminates this Agreement under Section 10.1(e) as a result of a breach of a representation, warranty or covenant, and in each case, prior to such termination, an Acquisition Proposal shall have been made and publicly disclosed and concurrently therewith or within 12 months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including without limitation a letter of intent) with respect to a Superior Proposal or a Superior Proposal is consummated, then the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Superior Proposal; provided, however, for purposes of this Section 7.8, if a dispute exists between the Company and Parent concerning whether such transaction constitutes a Superior Proposal, The Principal Financial Group (or its successor) shall determine whether the proposal is more favorable to the Company's shareholders than the Offer and the Merger.

          (c) If through no fault of Parent or Newco, Parent cannot consummate the Offer because any of the conditions set forth in paragraphs (d), (e) or (g) (insofar as it relates to the Company) of the Offer Conditions exists, then and in any of such events, the Company shall pay, or cause to be paid, to Parent, on demand, in immediately available funds, an amount equal to the actual out-of-pocket expenses actually incurred by Parent and Newco in an amount not to exceed $1,000,000; provided, if Parent incurs a commitment or similar fee with respect to financing the Offer, the Company shall pay Parent, upon demand, an amount equal to such commitment or similar fee not to exceed an additional $2,000,000 (the "Parent Expense Reimbursement"). Upon receipt of the Parent Expense Reimbursement, Parent and Newco shall terminate the Agreement. Notwithstanding the foregoing, Parent and Newco shall not be required to terminate the Agreement or accept the Parent Expense Reimbursement if any of the foregoing conditions exist as a result of the following with respect to the Company: (i) an intentional or willful breach of a representation or warranty, (ii) intentional or willful failure to perform a covenant or (iii) fraud.

     7.9  Hart-Scott-Rodino.  As promptly as practicable, and in any event
          -----------------
within five (5) Business Days following the execution and delivery of this Agreement by the parties, to the extent required by the HSR Act, Company and the Parent shall each prepare and file, or shall cause its "ultimate parent" (as defined in the HSR Act) to prepare and file, any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby, the filing fees for which shall be borne by the Parent; Company and Parent shall, or shall cause their ultimate parents to, request early termination of the waiting period thereunder; and Company and Parent shall, or shall cause their ultimate parents to, respond with reasonable diligence to any request for additional information made in response to such filings. As promptly as practicable, and in any event within five (5) Business Days, following the execution and delivery of this Agreement by the parties, Company and Parent shall prepare and file any other application, report, or other filing required to be submitted to any other governmental authority in connection with the transactions contemplated hereby.

     7.10 Indemnification and Insurance.  On and after the consummation of the
          -----------------------------
Offer, the Company shall at all times fully perform all of its obligations to the present and past officers and directors of the Company (the "Indemnified Parties") under the provisions existing on the date hereof of the Restated Articles of Incorporation, Bylaws and any indemnification agreements

(collectively the "Company Indemnification Obligations") for a period of at least six years from the consummation of the Offer; provided, if pursuant to any indemnification agreement the Company Indemnification Obligations extend for a period longer than six years, the Company shall perform its obligations under such agreement for the time period set forth therein. Parent hereby confirms that neither amendment of the Company's Restated Articles of Incorporation or Bylaws nor any merger, liquidation or dissolution of the Company shall impair or eliminate the Company Indemnification Obligations. The Parent hereby irrevocably guarantees the performance of the Company Indemnification Obligations if, at the time any claim, action, suit, proceeding or investigation is brought against the Indemnified Parties the tangible net book value of the Surviving Corporation is less than $54,000,000; provided, however, the obligations of the Surviving Corporation and Parent shall not, in the aggregate, exceed $54,000,000; and, provided further that none of Parent's obligations under this sentence shall be binding upon Parent until and unless the Offer shall be consummated. For the period beginning at the consummation of the Offer and ending December 31, 2003, the Company shall obtain and maintain directors' and officers' liability insurance coverage as currently maintained by the Company in an amount equal to $10,000,000; provided that the Surviving Corporation may substitute therefor policies containing coverage, terms and conditions which are no less advantageous to the beneficiaries of such insurance coverage.

     7.11 Board of Directors.  Promptly after such time as Newco purchases
          ------------------
Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), Newco shall be entitled, to the fullest extent permitted by Law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's board of directors, subject to compliance with
Section 14(f) of the 1934 Act, as will make the percentage of the Company's directors designated by Newco equal to the aggregate voting power of the Shares held by Parent; provided, however, that in the event that Newco's designees are elected to the board of directors of the Company, until the Effective Time, such board of directors shall, if requested by Parent have two directors who are directors on the date of this Agreement and who are not officers or Affiliates of the Company or any Company Subsidiaries or officers or Affiliates of Parent or any of its Subsidiaries (the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by Law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or Affiliates of the Company or any Company Subsidiaries, or officers or Affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Newco's designees pursuant to this Section 7.11 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Restated Articles of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Newco or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the board of directors with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by Applicable Law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election or appointment of any such designee, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the 1934 Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Newco shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Newco's designees). Parent and Newco will be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by Law, either increase the size of the Company's board of directors and/or request the resignation of such number of its current directors as is necessary to enable Newco's designees to be elected or appointed to the Company's board of directors as provided above.

     7.12 Commercially Reasonable Efforts.  Upon the terms and conditions set
          -------------------------------
forth herein, subject to fiduciary responsibilities, each of the Company, Parent and Newco agrees to use its commercially reasonable efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as reasonably possible. Without limiting the foregoing, (i) each of the Company, Parent and Newco agree to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger, and (ii) each of the Company, Parent and Newco shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to obtain (and shall reasonably cooperate with each other in obtaining) (a) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Newco, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated by this Agreement and (b) the financing necessary to consummate the Offer and the Merger on terms and conditions satisfactorily to Parent. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of Company Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and Company Subsidiaries if such divested assets and/or businesses are Material to the assets or profitability of the Company and Company

Subsidiaries taken as a whole; and neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that would have a Material Adverse Effect on Parent.

     7.13 Litigation Settlement.  The Company agrees that it shall not settle
          ---------------------
any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger or this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

     7.14 Parent Guarantee.  The Parent hereby unconditionally and irrevocably
          ----------------
guarantees performance of all obligations of Newco arising under or by reason of this Agreement.

     7.15 Compliance with Indiana Corporation Law and other State Takeover
          ----------------------------------------------------------------
Statutes. Parent, Newco and the Company shall take such actions as are necessary
--------
to comply with the provisions of IC 23-2-3.1-0.5 et. seq. (the "Indiana Takeover Offers Statute") and the Company shall take such actions as are necessary, including amending its Bylaws, to render inapplicable the provisions of IC 23-1-42-1 et. seq. (the "Indiana Control Share Acquisitions Statute") to the transactions contemplated by this Agreement, so that the Offer, the Merger and the transaction contemplated by this Agreement may be consummated as promptly as reasonably practical by the terms contemplated hereby. If any other "fair price" or "control share acquisition" statute or similar statute or regulation, shall be or become applicable to the Offer, the Merger or the transactions contemplated by the Agreement, the Company, through the board of directors, will approve the Agreement, the Offer and the Merger, will amend the Bylaws of the Company, and will take such other actions as are necessary so that the Offer, the Merger and the transactions contemplated by this Agreement may be consummated as promptly as reasonably practical on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     7.16 Compensation Arrangements.
          -------------------------

          (a) The Parent and Newco hereby acknowledge that they are aware of the agreements (the "Severance Agreements") and the Separation Plan listed on Exhibit "F" attached hereto which were approved by the Company's Compensation
-----------
Committee on October 21, 1997 and by the Company's board of directors on October 21, 1997.

          (b) The Parent and Newco agree to use commercially reasonable efforts, consistent with the provisions of Applicable Law, to cause the Company to perform its obligations under the Severance Agreements and the Severance Plan, and neither Parent nor Newco shall challenge or contest the enforceability of, cause the Company to challenge or contest the enforceability of the Severance Agreements or the Severance Plan.

                                 ARTICLE VIII

          Conditions to Obligations of the Company to Close the Merger
          ------------------------------------------------------------

     The obligations of the Company to consummate the Merger shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     8.1  Shareholder Approval; Purchase of Shares.
          ----------------------------------------

          (a) If required by Applicable Law, Company Shareholder Approval shall have been obtained; provided, however, that Parent and Newco shall vote all of their shares of Company Common Stock entitled to vote thereon in favor of the Merger.

          (b) Newco shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     8.2  Legal Proceedings.  There shall not be any statute, rule or regulation
          -----------------
that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited and no Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.

     8.3  Hart-Scott-Rodino.  All applicable waiting periods (and any extensions
          -----------------
thereof) under the HSR Act shall have expired or otherwise been terminated without objection from any of the relevant federal authorities.

                                  ARTICLE IX

                Conditions to Obligation of Parent and Newco to Close
                -----------------------------------------------------

     The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     9.1  Shareholder Approval; Purchase of Shares.
          ----------------------------------------

          (a) If required by Applicable Law, Company Shareholder Approval shall have been obtained; provided, however, that Parent and Newco shall vote all of their shares of Company Common Stock entitled to vote thereon in favor of the Merger.

          (b) Newco shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     9.2  Legal Proceedings.  There shall not be any statute, rule or regulation
          -----------------
that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited and no Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.

     9.3  Hart-Scott-Rodino.  All applicable waiting periods (and any extensions
          -----------------
thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant federal authorities.

     9.4  No Material Adverse Change.  Except as disclosed in this Agreement or
          --------------------------
the Schedules hereto, since the latest of the Financial Statements or, if applicable, the Supplementary Unaudited Financial Statements, there shall not have been any material adverse change in the Company or the Business, assets, results of operations or financial condition of the Company's Business or any material portion thereof.

                                   ARTICLE X

                       Termination, Amendment and Waiver
                       ---------------------------------

     10.1 Termination.  This Agreement may be terminated and the transactions
          -----------
contemplated hereby abandoned at any time prior to the consummation of the Offer in the following manner:

          (a)  by mutual written consent of the Company, Parent and Newco; or

          (b) either by the Company or Parent, if the Offer shall not have been consummated on or before December 31, 1997 (the "Cut-Off Date") unless such failure to consummate the Offer shall (i) be due to a breach of this Agreement by the party or parties seeking to terminate this Agreement pursuant to this clause (b), or (ii) through no fault of the parties hereto, be due to the failure to obtain the governmental approvals contemplated by Section 7.9 of this Agreement on or before April 30, 1998; or

          (c) either by the Company or by Parent, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

          (d) by either Parent or the Company if (i) as a result of the failure of any of the Offer Conditions set forth in Exhibit "B" (other than the Minimum
                                            -----------
Condition), the Offer shall have been terminated or expired in accordance with its terms without Newco having accepted for payment of any Shares pursuant to the Offer consistent with Newco's obligations under Section 1.1 of this Agreement, or (ii) as a result of the failure of the Minimum Condition, the Offer shall have terminated or expired in accordance with its terms without Newco having accepted for payment any Shares pursuant to the Offer consistent with Newco's obligations under Section 1.1 of this Agreement, or (iii) Newco shall have, consistent with its obligations hereunder, failed to pay for the Shares prior to the Cut-Off Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition; provided, however, neither Parent or the Company may terminate for failure to obtain the governmental approvals contemplated by Section 7.9 of this Agreement on or before April 30, 1998;

          (e) by Parent or Newco prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of the condition set forth in paragraph (d) or
(e) of Exhibit "B" and (ii) cannot be or has not been cured within ten (10)
       -----------
Business Days after the giving of written notice to the Company; or

          (f) by Parent or Newco if either Parent or Newco is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Exhibit "B" to this Agreement; provided that the temporary
                 -----------
suspension of the recommendation of the Company's board of directors referred to herein in accordance with Section 7.3(b) shall not give rise to a right of termination pursuant to this Section 10.1(f); or

          (g) by the Company in accordance with Section 7.3(b); provided, however, that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with the requirements of Section 7.8 relating to the payment (including the timing of any payment) of the Company Termination Fee; or

          (h) by the Company, if (i) any of the representations or warranties of Parent or Newco set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Newco shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Newco to be performed or complied with by it under this Agreement and, in the case of
(i), such untruth or incorrectness cannot be or has not been cured within ten (10) Business Days after the giving of written notice to Parent or Newco, and, in the case of (ii), such failure cannot be or has not been cured within ten (10) Business Days after the giving of written notice to Parent or Newco; or

          (i) by the Company, prior to the commencement of the Offer if Newco for any reason shall have failed to commence the Offer in accordance with
Section 1.1 within five (5) Business Days after the date of this Agreement.

     10.2 Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement pursuant to Section 10.1 by the Company or by Parent, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect except that (i) the agreements contained in this Section 10.2, Article XII, Article XIII and the last sentences each of
Section 1.1(a) and 1.2(a) shall survive the termination hereof and remain in full force and effect and (ii) subject to the provisions of Sections 7.8 and 10.5, nothing herein shall relieve any party for liability for any breach hereof.

     10.3 Amendment.  This Agreement may not be amended except by an instrument
          ---------
in writing approved by the parties to this Agreement and signed by or on behalf of each of the parties hereto; provided, however, that:

          (a) After the consummation of the Offer, no change shall be made to the provisions in Article II, Article VIII, Article IX or Section 7.1 without the consent of the holders of a majority of the Shares not owned by Parent, Newco or any of their respective Affiliates. The holders of the Shares not acquired in the Offer shall be third party beneficiaries of the provisions in
Article II, Article VIII, Article IX, and Section 7.1 and shall be entitled to enforce the obligations of the Parent, Newco and Company under Article II,
Article VIII, Article IX, and Section 7.1 and this clause (a) to the same extent as if such Persons were a party to this Agreement.

          (b) After the consummation of the Offer, no change shall be made in the provisions in Sections 7.4, 7.10, 7.12, 7.14, 7.16 or 10.3 which would diminish the rights or benefits a person would have if the requirements of those Sections as constituted as of the consummation of the Offer were honored without the consent of that person. Each individual who has rights under the arrangements cited in Sections 7.4, 7.10, 7.12, 7.14, 7.16 or 10.3 shall be a third party beneficiary of those Sections and shall be entitled to enforce the obligations of the Parent, Newco and Company under those Sections and this clause (b) to the same extent as if such individual were a party to this Agreement.

The prohibitions against change in preceding subparagraphs (a) and (b) include prohibitions against accomplishing the prohibited changes indirectly by extending time for performance, termination of this Agreement, waiver or other indirect means.

     10.4 Waiver.  The Company, on the one hand, and Parent, on the other hand,
          ------
may (i) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other party or parties with any of the other party's or parties' agreements or fulfillment of any conditions to its or their own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     10.5 Remedies Not Exclusive.  The rights and remedies herein provided shall
          ----------------------
be cumulative and not exclusive of any rights or remedies provided by Law except that if this Agreement is terminated pursuant to any of the provisions of Sections 7.3(b) or 7.8(b) hereof, the payment of the Company Termination Fee provided for in Section 7.8(b) or the payment of the Parent Expense Reimbursement provided in Section 7.8(c) hereof shall be the sole and exclusive right, remedy and obligation of the parties hereto.

                                  ARTICLE XI

                Non-Survival of Representations and Warranties
                ----------------------------------------------

     None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Offer.

                                  ARTICLE XII

                              Financing Condition
                              -------------------

     12.1 Financing Condition.  The Company acknowledges and agrees that the
          -------------------
obligation of Parent and Newco to consummate the Offer is subject to, among other conditions set forth in Exhibit "B," Parent obtaining, prior to the
                              ------------
expiration of the Offer, sufficient financing, on terms and conditions satisfactory to Parent to enable consummation of the Offer and the Merger (the "Financing Condition").

     12.2 Failure to Obtain Financing.  In the event that the Offer is not
          ---------------------------
consummated by the Cut-Off Date only because Parent was unable to satisfy the Financing Condition the Parent shall pay, or cause to be paid, to the Company, upon demand, an amount equal to $6,000,000 (the "Parent Termination Fee"); provided that if any of the Offer Conditions exist, (excluding the Financing Condition and condition (g) as it applies to the Parent), Parent shall have no obligation to pay the Parent Termination Fee.

                                 ARTICLE XIII

                                 Miscellaneous
                                 -------------

     13.1 Notices.  All notices, requests, demands, and other communications
          -------
required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or three (3) Business Days after deposit in the United States Mail and transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or when sent by prepaid overnight delivery service, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          If to Parent:             Kevco, Inc.
                                    ATTN: Jerry E. Kimmel
                                    1300 S. University Drive
                                    Suite 200
                                    Fort Worth, Texas 76107

          Or if to Newco:           SSC Acquisition Corp.
                                    ATTN: Jerry E. Kimmel
                                    1300 S. University Drive
                                    Suite 200
                                    Fort Worth, Texas 76107

          With a copy to:           Richard S. Tucker
                                    Jackson Walker L.L.P.
                                    777 Main Street, Suite 1800
                                    Fort Worth, Texas 76102

          If to Company:            Shelter Components Corporation
                                    ATTN:  Larry D. Renbarger
                                    2831 Dexter Drive
                                    Elkhart, Indiana 46514

          With a copy to:           Herbert Wander
                                    Katten Muchin & Zavis
                                    525 West Monroe Street
                                    16/th/ Floor
                                    Chicago, Illinois 60661-3693

     13.2 Governing Law.  This Agreement shall be construed in accordance with
          -------------
and governed by the internal substantive Laws, not the Law of conflicts, of the State of Indiana.

     13.3 Captions.  The captions used herein are for administrative and
          --------
convenience purposes only and shall not be construed in interpreting this Agreement.

     13.4 Gender.  Whenever the context so requires, the masculine shall include
          ------
the feminine and neuter, and the singular shall include the plural, and conversely.

     13.5 Invalidity.  If any portion of this Agreement shall be held invalid or
          ----------
inoperative, then so far as reasonable and possible:

          (1) The remainder of this Agreement shall be considered valid and operative; and

          (2) Effect shall be given to the intent manifested by the portion held invalid or inoperative.

     13.6 Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed an original but all of which shall constitute one instrument.

     13.7 Specific Performance.  Each party hereto acknowledges that a remedy at
          --------------------
law for any breach or attempted breach of this Agreement may be inadequate, agrees that such other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach of attempted breach and further agrees to waive any requirement for securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies any party may have against the other.

     13.8 Attorneys' Fees.  If any action at law or in equity, including any
          ---------------
action for injunctive or declaratory relief, is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose and which fees and expenses shall be in addition to any other relief which may be awarded.

     13.9 Binding Effect.  This Agreement and schedules attached hereto, the
          --------------
Shareholder's Agreement as well as all covenants, agreements, representatives, warranties or obligations contained in any of same shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns (if permitted), receivers, trustees or other legal representatives. Neither Parent nor Newco shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties thereto.

     13.10  Entire Agreement.  The August Confidentiality Agreement and this
            ----------------
Agreement (and the exhibits, schedules and Disclosure Letters attached hereto) contains the entire agreement between the parties hereto with respect to the within subject matter and supersedes any and all prior agreements, whether written or oral, with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        PARENT:

                                        KEVCO, INC.




                                        By: /s/ Jerry E. Kimmel
                                           -------------------------------------

                                        Its: President and Chairman
                                            ------------------------------------

                                        NEWCO:

                                        SCC ACQUISITION CORP.



                                        By: /s/ Jerry E. Kimmel
                                           -------------------------------------

                                        Its: President
                                            ------------------------------------

                                        COMPANY:

                                        SHELTER COMPONENTS CORPORATION



                                        By: /s/ Larry D. Renbarger
                                           -------------------------------------

                                        Its: Chief Executive Officer
                                            ------------------------------------

                                  EXHIBIT "A"

                                  DEFINITIONS
                                  -----------

     CERTAIN DEFINED TERMS. As used in the Agreement, each of the following initially capitalized terms still have the respective meaning set forth below:

     "AFFILIATE" means, with respect to any Person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. "Control" or "controls" for purposes hereof means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

     "APPLICABLE LAW" means any Law of any Governmental Entity to which a specified Person or property is subject.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that primarily forms or is likely to be the primary cause for any specified consequence.

     "BUSINESS" means the Business conducted by the Company as of the date of the Agreement and including, without limitation, the manufacture, distribution and sale of products to the manufactured housing, modular housing and recreational vehicle industries, the distribution and sale of products to other industries within its geographic territories and the supply and rendering of other services ancillary and incidental thereto.

     "BUSINESS DAY" refers to a day other than a Saturday, Sunday or a holiday on which commercial banks are required or authorized to close in Elkhart, Indiana.


     "CODE" means Internal Revenue Code of 1986, as amended.

     "COMPANY SUBSIDIARY" means each Subsidiary of the Company.

     "COMPANY STOCK" means Company Common Stock and Company Special Stock.

     "CONTRACTS" refers to, collectively, all oral or written contracts, agreements, leases, subleases, licenses, sublicenses, commitments, instruments, guaranties, bids and proposals to which Parent, Newco or Company is a party as of the date specified, all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services, and all unfilled orders outstanding as of the Closing Date for the sale of raw materials, goods or services.

     "COSTS OF REMEDIATION" refers to all Damages arising out of or related to
(i) those items listed or referred to on Schedule 5.21 to the Company Disclosure Letter or the Financial Statements; (ii) the presence of any Hazardous Materials existing at any Owned Real Property or Leased Property at or to which the Company disposed, transported, stored, treated or arranged to dispose Hazardous Materials (including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage disposal, or arranging for disposal of Hazardous Materials; and (iii) the Release of any Hazardous Materials) from any of such property, including, without limitation, fees for services of attorneys, consultants, contractors, experts and laboratories, and all other out-of-pocket costs, incurred in connection with investigation, characterization, remediation or mitigation thereof.

     "DAMAGES" refers to, in respect of any obligation to indemnify any Person, pursuant to the terms of the Agreement, any losses, amounts paid in settlement, Taxes, claims, damages, liabilities, obligations, judgments, settlements and costs and expenses (including costs of investigation or enforcement and attorneys' fees and expenses), including all special or punitive damages which are assessed or incurred.

     "EMPLOYEE BENEFIT PLANS" refers to an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan where no distinction is required by the context in which the term is used.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

     "ENVIRONMENTAL LAWS" refers to any existing federal, state, or local statute, regulation or ordinance, or any existing judicial or administrative decree or decision with respect to any Hazardous Materials, drinking water, ground water, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) Occupational Safety and Health Act of 1970, as amended, (c) the Resource Conservation and Recovery Act of 1976, as amended, (d) the Hazardous Material Transportation Act, as amended,
(e) the Toxic Substances Control Act, as amended, (f) the Clean Water Act, as amended, (g) comparable state and local Laws, and (h) other health, safety and environmental protection Laws in effect on the date of the Agreement.

     "ERISA" refers to the Employee Retirement Income Security Act of 1974 as amended.

     "GAAP" refers to generally accepted accounting principles in the United States of America as in effect as of the date hereof.

     "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

     "HAZARDOUS MATERIALS" means any substance, material or waste which is regulated by any applicable local, state or federal Governmental Entity, including without limitation, any material, substance or waste which is defined as "hazardous", "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "pollutant", "contaminant", "toxic substance" or "toxic waste" under any provision of any applicable Environmental Law, and includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

     "HSR ACT" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEBTEDNESS" means any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP, (iii) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person.

     "INDIANA LAW" means the Indiana Business Corporation Law.

     "INTELLECTUAL PROPERTY" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, brand names, labels, customer lists, logos, rights in computer software, rights granted or retained in licenses under any of the foregoing, and similar rights utilized by Company or Parent, as the case may be, in its business and all registrations, applications, licenses and rights with respect to any of the foregoing.

     "KNOWLEDGE" as applied to either the Company, a Company Subsidiary, Parent or Newco, refers to the actual knowledge, of its respective executive officers, its risk management officer, its human resources officer or directors.

     "LAW" means all applicable federal, state, local, foreign or other laws (including common law), statutes, ordinances, regulations, rules, codes, writs, judgments, orders or decrees.

     "LIEN" refers to any mortgage, pledge, security agreement, charge, restriction, easement or other encumbrance of any type or character.

     "MATERIAL ADVERSE EFFECT" refers to a material adverse effect with respect to the, business, results of operations, properties, operations, or financial condition of any specified Person and its Subsidiaries, taken as a whole.

     "MULTI-EMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

     "PERMITS" refers to any licenses, permits, franchises, consents, approvals, variances and other authorizations of, from or required by any Governmental Entity under any applicable law.

     "PERMITTED LIEN" means Liens imposed by law, such as carriers' warehousemen's and mechanic's Liens or other Liens arising out of judgments or awards against such person with respect to which such person shall be then prosecuting appeal or other proceedings for review, and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the Business of the Company; Liens for ad valorem taxes not yet due and payable or not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; Liens in favor of issuers of surety bonds issued pursuant to the request of and for the account of the Company in the ordinary course of its business, and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the Business of the Company; survey exceptions, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of Owned Real Property, and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company; Liens or other interests in favor of others incidental to the conduct of the Company's Business or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit, including, without limitation, properties in the Company's possession under conditional sales, consignment or purchase money lease agreements and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the Business of the Company; and other Liens in existence as of the date of the Agreement which will not have a Material Adverse Effect on the Company or on the ability of Parent to consummate the Offer or the financing of the Offer.

     "PERSON" refers to any individual, partnership, corporation, trust, association, limited liability company, Government Entity or any department or agency thereof, or any other entity.

     "PROCEEDING" means any proceeding, action, claim, suit, audit, investigation or inquiry by or before any Governmental Entity.

     "RELEASE" refers to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning or disposing into the environment.

     "SEC" means the Securities and Exchange Commission.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association, trust, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, trust, or other business entity a majority of the partnership or other similar ownership or beneficial interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, trust or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, trust or other business entity gains or losses, distributions or other economic interests or shall be or control any managing director, manager, general partner or trustee of such limited liability company, partnership, association trust or other business entity.

     "TAX" refers to all federal, state, local and foreign taxes, charges, fees, levies, penalties, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, withholding, social security, disability, real property, personal property, ad valorem or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Entity, whether disputed or not.

     "TAX RETURN" means any tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "1933 ACT" means the Securities Act of 1933, as amended.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended.

                                  EXHIBIT "B"

                            CONDITIONS OF THE OFFER


     Notwithstanding any other term of the Offer, but subject, in all cases to Parent's and Newco's obligations set forth under the Agreement, including, without limitation, under Sections 1.1, 7.12 and 12.2 Newco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Newco's obligation to promptly pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would when combined with any Shares held by the Parent, Newco or any of their Affiliates, would constitute a majority of the aggregate outstanding Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding as of the consummation Offer) (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the Offer shall have expired or been terminated prior to the expiration of the Offer, and (iii) the Financing Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Newco's obligations set forth in the Agreement, including, without limitation, under Sections 1.1, 7.12 and 12.2 Newco shall not be required to accept for payment or, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be instituted or pending by any governmental agency or similar authority in any United States federal or state court or administrative agency any suit, action, Proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Parent or Newco of the Shares pursuant to the Offer, the consummation of the Offer or the Merger, or require the Company, Parent or Newco to pay any damages that are material in relation to the Company and Company Subsidiaries, or Parent and its Subsidiaries, taken as a whole, (ii) prohibit or limit in any material respect the ownership or operation of any business or assets of the Company or Company Subsidiaries or Parent or its Subsidiaries, as they are presently being operated, or to compel the Company or Parent to dispose of or hold separate any material business or assets of the Company and Company Subsidiaries or Parent and its Subsidiaries, as a result of the Offer, or the Merger, (iii) impose material limitations on the ability of Parent or Newco to acquire or hold, to exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company,
(iv) prohibit Parent
or any of its Subsidiaries from effectively controlling any material business or operations of the Company or Company Subsidiaries, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Business, properties, assets, financial condition or results of operations of the Company and Company Subsidiaries taken as a whole;

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any United States federal or state governmental agency, court or similar authority, any statute, rule, regulation, judgment, order of injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result in any of the consequences referred to in clauses (i) through
(v) of paragraph (a) above (other than any state law, statue, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 5% of the outstanding Shares as of the consummation of the Offer shall be owned of record by residents of all such states);

          (c) the board of directors of the Company or any committee thereof shall have and be continuing to have suspended (in excess of three days), withdrawn or modified in a manner adverse to Parent or Newco its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal, or shall have resolved to take any of the foregoing actions;

          (d) any of the representations and warranties of the Company set forth in the Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of this Agreement and as if such representations and warranties were made as of such time of determination (except that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date);

          (e) the Company shall have and be continuing to have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement prior to the consummation of the Offer;

          (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit in the United States by banks or other leading institutions, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

          (g) there shall have occurred and be continuing any material adverse change with respect to the Company or Parent (other than changes in general economic conditions or in economic conditions generally affecting the industry in which the Company and Parent operates).

which, in the judgment of Newco with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Newco or any of its Affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

     If the Agreement is terminated by Parent or Newco or by the Company in accordance with its terms, Newco shall, and Parent shall cause Newco to, terminate promptly the Offer.

     The foregoing conditions are for the benefit of Parent and Newco and may, subject to the terms and conditions of the Agreement, be waived by Parent and Newco in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Condition must be satisfied prior to acceptance of any Shares for purchase pursuant to the Offer. The failure by Parent or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Newco reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, Newco shall either promptly pay for such Shares or promptly return such Shares.

     Each term which is defined in the Agreement has the same meaning wherever it is used in this Exhibit "B" as the meaning given in the Agreement.

                                  EXHIBIT "C"

                    RESOLUTIONS OF THE BOARD OF DIRECTORS OF
                         SHELTER COMPONENTS CORPORATION
     (Approved and Adopted at Meeting of the Directors on October 21, 1997)


     WHEREAS, there has been presented to the Board of Directors of the Corporation a proposed Agreement and Plan of Merger (the "Merger Agreement"), by and among the Corporation, Kevco, Inc., a Texas corporation ("Kevco"), and a wholly owned subsidiary of Kevco, a true and correct copy thereof is attached as Exhibit A hereto;

     NOW THEREFORE BE IT RESOLVED, that the acquisition of the Corporation by Kevco pursuant to the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement), be, and hereby is, in all respects, approved substantially according to the terms, provisions, and conditions of the Merger Agreement.

     FURTHER RESOLVED, that the Merger Agreement, together with any exhibits, schedules and annexes thereto, substantially in the form presented to and reviewed by the Board of Directors, and the Corporation's performance of its obligations under the Merger Agreement and related documents and agreements contemplated by the Merger Agreement and necessary or appropriate to effect the transactions contemplated by the Merger Agreement, be, and hereby are, in all respects, approved.

     FURTHER RESOLVED, that the Board of Directors of the Corporation hereby determines and declares, upon the terms and subject to the conditions set forth in the Merger Agreement, that, in the opinion of the Board of Directors, the Offer and the Merger are in the best interests of the Corporation and the shareholders of the Corporation and are fair to the shareholders of the Corporation; and that the Board of Directors does hereby recommend that the shareholders of the Corporation accept the Offer and tender their shares of common stock of the Corporation pursuant to the Offer and, if required by applicable law, approve, adopt and accept the Merger Agreement and the Merger.

     FURTHER RESOLVED, that, any of the Chairman of the Board, the Chief Executive Officer or the President of the Corporation be, and hereby is authorized, empowered and directed for and on behalf of and in the name of the Corporation to execute, acknowledge, deliver and otherwise approve and authorize the Merger Agreement in substantially the form presented to the Board of Directors, with such changes and modifications or amendments thereto as a such officer of the Corporation shall deem necessary or appropriate, the approval of which shall be conclusively evidenced by his or their execution and delivery thereof.

     FURTHER RESOLVED, that, the Board of Directors acting pursuant to Indiana Code (S) 23-1-43-19, and intending to render inapplicable the provisions of Indiana Code (S) 23-1-43, et seq, The Business Combinations Chapter, to the Offer, the Merger, the Merger Agreement and the Shareholders Agreements (as defined in the Merger Agreement) approves the Offer, the Merger, the Merger Agreement and the Shareholders Agreements, approves the purchase of shares of the common stock of the Corporation to be made by Kevco pursuant to the Offer and the transactions contemplated by Shareholders Agreements; and approves such share purchase before the share acquisition date (as defined in Indiana Code (S) 23-1-43-15 of such purchaser.

     FURTHER RESOLVED, that, subsequent to the execution and delivery of the Merger Agreement, any one or more of the officers of the Corporation be, and hereby are, authorized, empowered and directed to take all further actions and to execute and deliver all instruments, certificates, documents, deeds, assignment, and withdrawal documents including, without limitation, to make any and all filings with the Secretary of State of Indiana, foreign jurisdictions where the Corporation is qualified to transact business, and other local, state and federal authorities, in the name and on behalf of the Corporation, which shall in his or her judgment be necessary, proper or advisable in order to perform the Corporation's obligations under or in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby.

     FURTHER RESOLVED, that the Secretary or any Assistant Secretary be, and hereby are, authorized and empowered for and on behalf of and in the name of the Corporation to execute, acknowledge and deliver any and all attestations and certifications that may be required from time to time in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby.

     FURTHER RESOLVED, that the foregoing resolutions are adopted subject to and in acknowledgment of the right of the parties to the Merger Agreement to terminate and abandon the transactions in accordance with the terms of the Merger Agreement.

                                  EXHIBIT "D"

                               FAIRNESS OPINION



[LETTERHEAD OF SBC WARBURG APPEARS HERE]            SBC Warburg Dillon Read Inc.
                                                    535 Madison Avenue
                                                    New York, NY 10022
                                                    Tel. 212-906-7000


                                                               October 21, 1997

The Board of Directors
Shelter Components Corporation
2831 Dexter Drive
Elkhart, IN 46514

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, of the per share consideration to be offered to the holders (the "Shareholders") of shares of common stock, $.01 par value per share (the "Common Stock"), of Shelter Components Corporation (the "Company"), in connection with the proposed acquisition (the "Acquisition") of the Company by Kevco, Inc., ("Acquiror").

  We have assumed that the terms of the Acquisition are as set forth in the Agreement and Plan of Merger dated as of October 21, 1997 (the "Agreement") among Acquiror, the Acquiror's acquisition subsidiary (the "Acquisition Subsidiary") and the Company. We understand that the Acquisition is to be effected in a two-step transaction, the first step of which will be a cash tender offer (the "Tender Offer") by the Acquisition Subsidiary for all outstanding shares of Common Stock at a per share price of $17.50 net to the seller in cash upon the terms and conditions set forth in the Agreement. We further understand that each share of Common Stock not acquired in the Tender Offer will be converted in a subsequent merger of the Acquisition Subsidiary with and into the Company into the right to receive $17.50 in cash.

  In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed the historical price and trading activity for the shares of Commons Stock; (iii) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (iv) conducted discussions with members of the senior management of the Company; (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which we believed to be generally comparable to those of the Company; and
(vii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company.

  In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections provided to us by the Company's management, was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and was based upon the historical performance and certain estimates and assumptions which were reasonable at the time made. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

SBC Warburg Dillon Read Inc. is a subsidiary of Swiss Bank Corporation and a member of the New York Stock Exchange.

[LETTERHEAD OF SBC WARBURG APPEARS HERE]

  We are acting as financial advisor to the Company and its Board of Directors in connection with the Acquisition and will receive a fee from the Company for our services. In the ordinary course of its business, SBC Warburg Dillon Read Inc. ("SBCWDR") may trade the securities of the Company and Acquiror for its own account or for the accounts of customers, and it may at any time hold a long or short position in such securities.

  It is understood that our advisory services and the opinion expressed herein are provided for the information of the Board of Directors in their evaluation of the Acquisition, and our opinion is not intended to be and does not constitute a recommendation as to whether or not any Shareholder should tender shares of Common Stock pursuant to the Tender Offer.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share consideration to be offered to the Shareholders in connection with the Acquisition is fair, from a financial point of view, to such Shareholders.

Very truly yours,

SBC WARBURG DILLON READ INC.

                                  EXHIBIT "E"

                            SHAREHOLDERS AGREEMENT


     This Shareholders Agreement (the "Agreement"), dated as of October 21, 1997, among Kevco, Inc., a Texas corporation (the "Parent"), SCC Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Parent ("Newco"), and the other parties signatory hereto (each a "Shareholder," and collectively, the "Shareholders").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, concurrently herewith, Parent, Newco and Shelter Components Corporation, an Indiana corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Newco will be merged with and into the Company (the "Merger"); and

     WHEREAS, in furtherance of the Merger, Parent and the Company have agreed that as soon as practicable (and not later than five Business Days) after the first public announcement of the execution and delivery of the Merger Agreement, Newco will commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section 2) Beneficially Owned (as defined in Section 1) by the Shareholders; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS.  For purposes of this Agreement:

        (a) "Owned" or "Ownership" with respect to any securities shall mean having the sole power to dispose of such securities and the sole power to vote such securities.

        (b) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

        (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     2. TENDER OF SHARES.

        (a) TENDER. Subject to Section 6, each Shareholder hereby agrees to validly tender (and not to withdraw except in the case of termination of the Merger Agreement as a result of a Superior Proposal) pursuant to and in accordance with the terms of the Offer, not later than the fifth Business Day prior to the expiration of the Offer (as such expiration date may be delayed from time to time), the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule I hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired by such Shareholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"). Each Shareholder hereby acknowledges and agrees that Newco's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

        (b) DISCLOSURE. Subject to Section 6, each Shareholder hereby agrees to permit Parent and Newco to publish and disclose in the Offer Documents and, if approval of the Merger by the Company's shareholders (other than Parent or any of its wholly-owned subsidiaries) is required under Applicable Law, in the Proxy Statement (including all documents and schedules filed with the SEC) his or its identity and ownership of Company Common Stock and the nature of his or its commitments under this Agreement.

     3. PROVISIONS CONCERNING COMPANY COMMON STOCK.

        (a) VOTING AGREEMENT. Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Shareholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or Company Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or Company Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or Company Subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of

Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or Company Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Shareholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.

        (b)   GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

        (i) Subject to Section 6, each Shareholder hereby irrevocably grants to and appoints Parent and Jerry D. Kimmel (as President and Chief Executive Officer) and Ellis McKinley (as Chief Financial Officer) or either of them, in their respective capacities of officers of Parent, and any individual who shall hereafter succeed to any of such office of Parent, and each of them individually, such Shareholder's Proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal.

        (ii) Subject to Section 6, each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

        (iii) Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance that such Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as provided under Section 6, may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do and caused to be done in accordance with the terms of this Agreement prior to termination of this Agreement.

        (c) OPTIONS. Each of the Shareholders that holds Options to acquire shares of Company Common Stock, as identified on the signature pages hereof, shall, if requested by the Company, consent to the cancellation of such Shareholder's Options in exchange for a lump sum cash payment in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation. The foregoing shall not apply if as a result thereof such Shareholder shall be required to disgorge any profits on such Options pursuant to Section 16(b) of the 1934 Act or the rules promulgated thereunder.

     4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Shareholder hereby individually as to itself represents, warrants, covenants and agrees to and with Parent as follows:

        (a) OWNERSHIP OF SHARES. Such Shareholder is the record Owner of the number of Existing Shares, other shares, and derivative securities set forth opposite such Shareholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the shares or securities issued by the Company Owned of record by such Shareholder. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

        (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority, as applicable, to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

        (c) NO CONFLICTS. Except for filings under the HSR Act, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other Person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

        (d) NO ENCUMBRANCES. Except as applicable in connection with the transactions contemplated by Section 2 hereof and except as noted on Schedule I hereto, the certificates representing such Shareholder's Existing Shares will be, when tendered pursuant to Section 2(a) of this Agreement, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for any such encumbrances arising hereunder. The transfer by each Shareholder of his or its Shares to Newco in the Offer shall pass to Newco good and valid title to the number of Shares set forth opposite such Shareholder's name on Schedule I hereto, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

        (e) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as applicable in connection with the transactions contemplated by Section 2 hereof, subject to Section 6, no Shareholder shall (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or Options or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares or Options into a voting trust or enter into a voting agreement with respect to any Shares or Options; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

        (f) WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

        (g) RELIANCE BY PARENT. Such Shareholder understands and acknowledges that Parent is entering into, and causing Newco to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

        (h) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, the transactions contemplated by this Agreement.

     5. STOP TRANSFER; CHANGES IN SHARES. Each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the

Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     6. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares including but not limited to the grant of the irrevocable proxy set forth in Section 3(b)(i) hereof, shall terminate upon the earliest of (w) the acquisition of the Shares by Parent or Newco pursuant to the Offer, (x) the Effective Time, (y) the termination of the Merger Agreement or the withdrawal or modification by the Company Board of its recommendation of the Offer or the Merger as permitted by Section 7.3(b) of the Merger Agreement and (z) the six month anniversary of the date hereof.

     7. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

     8. MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that
Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

        (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Shareholders: At the addresses set forth on Schedule I hereto

     If to Parent:     Kevco, Inc.
                       1300 S. University Drive, Suite 200
                       Ft. Worth, Texas 76107
                       Attention: Jerry E. Kimmel
                       Telecopy: 817/332-2765

     copy to:          Richard S. Tucker
                       Jackson Walker L.L.P.
                       777 Main Street, Suite 1800
                       Ft. Worth, Texas 76102
                       Telecopy: 817/334-7290

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of law thereof.

        (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Newco and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                              PARENT:
                              KEVCO, INC.


                              By:
                                 ------------------------------------------
                              Name: Jerry Kimmel
                              Title: Chairman of the Board and President

                              NEWCO:
                              SCC ACQUISITION CORP.


                              By:
                                 ------------------------------------------
                              Name: Jerry E. Kimmel
                              Title: President

                                 SHAREHOLDERS:

AGREED TO AND ACKNOWLEDGED
(with respect to Section 5):

COMPANY:

SHELTER COMPONENTS CORPORATION



By:
   ------------------------------------------
Name: Larry D. Renbarger
Title: President

                     Schedule I to Shareholders Agreement

                                                             Number of Shares of
Name and Address                    Number of Shares       Common Stock Issuable
 of Shareholders                 of Common Stock Owned  Upon Exercise of Options
----------------                 ---------------------  ------------------------

William N. Harper                         3,983                     5,000
15797 Branch Water Way
Mishawaka, Indiana 46545-1605

Larry D. Renbarger                      353,575                    40,625
14609 Brick Road
Granger, Indiana 46530

Gerald R. Stults                        383,422                    40,625
17460 Valentine Ct.
Bristol, Indiana 46507

Herbert M. Gardner                       93,594                     5,000
4 Darley Road
Great Neck, New York 11021

Arthur M. Borden                         15,091                     5,000
860 United Nations Plaza
New York, New York 10017

Cornelius J. Murphy                      91,170                     5,000
1051 Hillsboro Mile-PH5E
Hillsboro Beach, Florida 33062

William J. Barrett                      125,377                     5,000
c/o Janney Montgomery Scott, Inc.
26 Broadway
New York, New York 10004

Mark C. Neilson                          24,906                    35,000
51195 Streamwood Drive
Granger, Indiana 46530

Steven A. Salzer                            ---                    10,000
15490 Stony Run Trail
Granger, Indiana 46530

                                  EXHIBIT "F"


                             SEVERANCE AGREEMENTS

                              AND SEVERANCE PLAN



                              Shelter Components
                           Separation Allowance Plan
                            for Salaried Employees

10/14/97

               Separation Allowance Plan for Salaried Employees
               ------------------------------------------------

INTRODUCTION
------------

This document serves as both the master plan document and the Summary Plan Description (SPD) for the Shelter Components Separation Plan for Salaried Employees ("Plan"). All decisions about eligibility and benefits will be determined by the provisions of the Plan.

POLICY STATEMENT
----------------

It is the policy of the Company to provide a formal means of compensating salaried employees who are terminated from employment.

Accordingly, a schedule of separation allowance, together with the conditions governing their payment, are set forth below.

It is understood that the payment of separation allowance under this Plan does not constitute a contractual agreement with the employee for the period covered by the separation allowance nor for the employee to be retained in the employ of the Company.

Part-time and temporary employees are not eligible for any separation allowance.

SCOPE
-----

This policy and related procedures apply to all facilities and subsidiaries of the Company employing salaried personnel unless specifically excluded.

ADMINISTRATION
--------------

It is the responsibility of all management personnel to administer the Plan within its objectives and the provisions set forth. The President shall make final determination regarding eligibility for benefits and interpretation of all terms of the Plan.

10/14/97                               1

DEFINITIONS
-----------

For purposes of this Plan, the following definitions apply:

1.   The Company- Shelter Components Corporation and all subsidiaries.
2. Salaried Employee- those employees whose compensation is based on a fixed rate per pay period or annual amount.
3. Temporary Employees- those employees hired for full-time work (40 hours per week) but for a limited period of time not to exceed twelve (12) months.
4. Part-time Employees- those employees hired for an indefinite period who are normally scheduled to work less than forty (40) hours per week.
5. Years of Service- means total number of full and fractional years of service with the Company unless otherwise excluded under a provision of this Plan or by virtue of employment practices or policies of the Company. For purposes of this Plan, such service will be from the last date of hire. Service prior to a break in service, which was re-established for purposes of calculating vacation time, shall be counted as service under this Plan. Only full months of service will be counted towards Years of Service.
6. Base Salary- means the basic rate of pay for a forty (40) hour work week. Base Salary excludes overtime, bonus, commissions, profit sharing, shift premiums, or any other compensation not normally included in a salaried employee's base compensation.

ELIGIBILITY
-----------

A salaried employee terminated for the following reasons, and only under the conditions stated, shall be eligible to receive separation allowance. Individuals involuntarily separated for work-related misconduct or for poor performance will not be eligible for the separation allowance. Otherwise, salaried employees are eligible under the following conditions:

A. SEPARATION FROM ACTIVE EMPLOYMENT- termination by the Company due to a reduction in the work force for business reasons such as declining volume, inefficient or discontinued operations, etc., provided:

     1.   The separation is for an indefinite period of time.
     2. The employee has not declined an offer to be retained in a position at a base salary at least 80% of base salary in effect at the time of layoff.
     3.   The employee has not been retained on the Company's payroll.



10/14/97                               2

B. SALARIED EMPLOYEE OFFERED ANOTHER POSITION- a salaried employee whose performance has been considered satisfactory but cannot continue in his/her present position because of a reduction in force or due to circumstances deemed acceptable by the Company may be offered, if available, other employment opportunities within the Company. In such cases, such employee will be eligible for separation pay if such employee:

     1. Is offered and declines any position in another Company facility which requires relocation to a facility at least 50 miles from his or her current place of employment and which the pay offered is less than 120% of the affected employee's current pay; or
     2. Is offered and declines a salaried position which does not require relocation to a facility at least 50 miles from his or her current place of employment and for which the pay offered is less than 80% of his/her current pay; or
     3. Is offered and declines an hourly-rated position in a Company facility; or
     4. Accepts an hourly-rated position in a Company facility and during the succeeding six (6) months quits or is separated for reasons other than discharge or death. Such separation allowance shall be the amount to which the employee was entitled at the time of the separation from the last salaried position to which assigned.

C. SALE OR TRANSFER OF ALL OR A PORTION OF A COMPANY BUSINESS TO ANOTHER EMPLOYER- a salaried employee employed in a Company business or portion thereof which is sold or transferred to another employer shall be eligible for separation pay only if:

     1. He/she is not offered employment with the new employer or maintains existing employment; or
     2. He/she is offered and declines a position with the new employer which requires relocation to a facility at least 50 miles from his or her current place of employment and which the pay offered is less than 120% of the affected employee's current pay; or
     3. He/she is offered and declines a salaried position which does not require a relocation to a facility at least 50 miles from his or her current place of employment and for which the pay offered is less than 80% of their current pay, or
     4.   He/she is offered and declines an hourly-rated position, or
     5. Special arrangements are made at or prior to the time of sale or transfer to pay separation pay.


10/14/97                               3

If in the sole discretion of the Company, there appears to be a sound basis for an employee to believe his/her position with the new employer is not comparable to the one held with the Company, such employee will be given the alternative of being released under Mutually Satisfactory Conditions, as defined in this Plan. Such employee shall be eligible for separation allowance.

D. RELEASE UNDER MUTUALLY SATISFACTORY CONDITIONS-An employee released due to inability to satisfactorily perform assigned duties is normally not eligible for separation allowance. However, there may be situations involving an employee where special circumstances, such as medical reasons (except for those whom workers' compensation payments are currently being paid, or where such a claim is pending), warrant a release which is mutual satisfactory to both the Company and the employee. Separation allowance up to and including the amount described in the Plan may be granted in such cases only if approved in advance by the President.

AMOUNT OF SEPARATION ALLOWANCE
------------------------------

Separation allowance shall be based upon an eligible employee's length of service and the employee's Base Salary as in effect at the time of termination unless otherwise provided under the Plan.

The amount of separation pay will equal one (1) week base salary times the employee's years of service. The minimum amount of separation pay will be two
(2) weeks base salary. The maximum amount of separation allowance will not exceed thirteen (13) weeks base salary.

For example, an employee entitled to separation pay whose base salary per week is $500.00 and whose years of service is five (5) years will have a separation pay amount calculated as:

          $500.00 x 5 years = $2,500.00 Separation Pay

PAYMENT OF SEPARATION ALLOWANCE
--------------------------------

Any separation allowance due an employee will be made as soon as practicable after termination. In no case will payment be delayed more than sixty (60) days after termination. Any separation allowance due will be paid in a single lump sum payment processed through the Company's Payroll Department.

Any applicable deductions and/or required taxes will be deducted from any separation allowance payment.

Amounts owed to the Company by an employee entitled to separation allowance will be deducted (up to the full amount of the separation allowance) from the separation allowance payment.


10/14/97                               4

OTHER
-----

A. Separation allowance shall be in addition to any payments for unused vacation time to which the employee may be entitled under the Company's vacation policy.
B. Separation may be paid to the estate of a deceased employee if the employee's death occurs after the act giving rise to such claim and before actual payment is made.
C. The Company reserves the right to modify or amend the Plan from time to time and to terminate the Plan at any time without notice. Any modification or amendment to the Plan, including terminating the Plan, must be approved by the President of the Company.
D. This document shall be the only legally governing document for the Plan, subject to all applicable laws and regulations. All statements, whether verbal or written, made by the Company, the Plan Administrator, or any employee of the Company shall not be deemed representations and warranties. No such statements shall void, reduce or increase any benefits under this Plan.
E. The sole and exclusive remedy for any person who has been denied benefits under this Plan and who believes that he/she is entitled to benefits under this Plan shall present such claim in writing to the Designated Agent for Service of Legal Process within sixty (60) days following the act giving rise to such claim. Failure to provide written notice within sixty (60) days following the act giving rise to such claim will result in waiver of any claim under this Plan. The Designated Agent for Service of Legal Process shall within a reasonable time provide adequate notice in writing to any claimant as to the decision of such claim. If such claim has been denied in whole or in part, such notice shall set forth; (1) the specific reason for the denial; (2) specific reference to any pertinent provisions of the Plan; (3) a description of any additional material or information necessary for the claimant to perfect such claim; and (4) an explanation of the Plan's review procedure.

     Within sixty (60) days after receipt by the claimant of notification of denial from the Designated Agent for Service of Legal Process, the claimant shall have the right to present written appeal to the Plan Administrator. If no such written appeal is received within said sixty (60) days, the Designated Agent for Service of Legal Process' decision shall be final and binding. The Plan Administrator will review such appeal and within a reasonable time uphold, modify, or reverse such decision and notify the claimant of the same. The decision of the Plan Administrator will be final.

F. Release. In order to obtain separation benefits, the employee must sign a release, such as that attached as Appendix A hereto, that releases the Company, its agents, and employees from any liability arising from employment.


10/14/97                               5

GENERAL INFORMATION
-------------------

Name and address of the Plan Sponsor
------------------------------------
                Shelter Components Corporation
                PO Box 4026
                Elkhart, IN 46514
                (219) 262-4541

Name and address of the Plan Administrator
------------------------------------------
                President
                Shelter Components Corporation
                PO Box 4026
                Elkhart, IN 46514
                (219) 262-4541

Name and address of Designated Agent for Service of Legal Process
-----------------------------------------------------------------
                Corporate Attorney
                Shelter Components Corporation
                PO Box 4062
                Elkhart, IN 46514
                (219) 262-4541


Internal Revenue Service and Plan Identification Number
--------------------------------------------------------
The corporate tax identification number assigned by the Internal
Revenue Service is 35-1844944. The Plan number is 503.

Plan Type
---------
The Plan is a Welfare Benefits Plan as defined by Employee Retirement Income Security Act of 1974 (ERISA).

Type of Administration
----------------------
The administation of this Plan is performed by Shelter Components Corporation.

Plan Year
---------
The Plan year is from November 1st to October 31st.

Funding
-------
The Plan is funding from the general assets of the Company.

Plan Effective Date
-------------------
The Plan is effective November 1, 1997.

RIGHTS OF PARTICIPANTS
----------------------
As a participant in the Plan, you are entitled to certain rights under federal law.

According to the law, you have the right to examine, without charge at the Plan Administrator's office or other specified locations, all documents and contracts of the Plan that are filed with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. You may obtain copies of all documents upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies. You are also entitled to receive a summary of the Plan's annual financial report.

Federal law imposes duties on the individuals responsible for the operation of the Plan to do so carefully and in the interest of all participants. No one, including your employer, a union, or any other person, may fire you or discriminate against you to prevent you from obtaining any benefit under the Plan or exercising your rights under federal law.

Under federal law, there are steps you may take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file a suit in federal court. The court may require the Plan Administrator to provide you the materials and pay up to $100 a day until you receive the materials unless the delay is beyond the control of the Plan Administrator. If the people who operate the Plan misuse the Plan's money, or if you are discriminated against for enforcing your rights, you may seek assistance from the U.S. Department of Labor or file suit in federal court. If you do file suit, the court will decide who should pay court fees and legal fees. If your case is upheld by the court, the court may order the person or organization you have sued to pay related expenses. If you lose or the court finds your case frivolous, you may be ordered to pay the court costs and legal fees.

If you have any questions about the Plan, contact the Plan Administrator. If you have any questions about your rights, contact the office of the U.S. Department of Labor-Management Services Administration, Department of Labor.

                                  Appendix A
                                  ----------

                       SEPARATION AND RELEASE AGREEMENT
                       --------------------------------

     The purpose of this document is to set forth the agreement between SHELTER COMPONENTS, INC., ("COMPANY") and EMPLOYEE ("EMPLOYEE") regarding his/her employment by COMPANY and the termination of that employment.

1. COMPANY agrees as to pay EMPLOYEE the total sum of ________________________ __________________________________________ and 00/100 Dollars
     ($___________) as a severance payment. Payment shall be made by check payable to EMPLOYEE eight (8) days after execution of this Agreement.

2.   EMPLOYEE agrees as follows:

     (a)  To resign his/her employment with COMPANY effective ___________.

     (b) To RELEASE and DISCHARGE COMPANY, its officer, directors, and employees from any and all claims, actions or causes of action, known and unknown, relating to, arising out of EMPLOYEE's employment with COMPANY and the termination of that employment. By way of specification and not by way of limitation, EMPLOYEE specifically waives, releases, and agrees to forgo any rights or claims that he/she may now have, may have heretofore had, or may at any time hereafter have against COMPANY on matters arising prior to and up to the date of this Agreement, under tort, contract, or other law of the State of Indiana, including, but not limited to claims arising out of allegation of wrongful or retaliatory discharge, breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, slander, libel, defamation, emotional pain and suffering, and intentional affliction of emotional distress and those claims alleging discrimination on the basis of race, age, color, sex, religion, national origin, and disability under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, Older Worker Benefit Protection Act, or under any other laws, ordinances, executive orders, rules, regulations, or administrative or judicial case law arising under the statutory or common laws of the United States, State of Indiana, or any political subdivision of the State of Indiana.

     (c) NOT TO SUE COMPANY, its officers, directors, and employees alleging any claim, action or cause of action for breach of contract or wrongful discharge under any statute or common law of the State of Indiana, or alleging any claim, action, or cause of action for discrimination under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, or any other federal statute, state statute, or local ordinance.

     (d) Not to reapply for employment with COMPANY within five (5) years of the date of separation.

3. In executing this Agreement, EMPLOYEE represents that he/she has entered into this Agreement KNOWINGLY AND VOLUNTARILY and with full knowledge and understanding of the provisions of this Agreement, including the rights he/she is waiving under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, any other federal statute, state statute or local ordinance, and any common law of the State of Indiana. EMPLOYEE further represents that by entering into this Agreement, he/she is not relying on any statements or representations made by COMPANY, its officers, directors, employees, or agents which are not incorporated in this Agreement; rather, EMPLOYEE is relying upon his/her own judgment and the advice of his/her counsel.

4. It is understood and agreed to by EMPLOYEE that by entering into this Agreement, making the payments provided herein and providing the benefits set out herein, COMPANY does not admit having committed any violation of Civil Rights Act of 1964, the Americans with Disabilities Act 1990, the Age Discrimination in Employment Act, or any other rights EMPLOYEE has or may have under any other federal statute, state statute or local ordinance, or common law claim of the State of Indiana.

5. EMPLOYEE acknowledges that he/she understands that he/she has the right to review the terms of this Agreement for a period of twenty-one (21) days prior to signing this Agreement.

6. EMPLOYEE represents and acknowledges that he/she has been advised by COMPANY, in writing, that he/she has seven (7) calendar days from the date of execution of this Agreement within which to revoke this Agreement and that all waivers, covenants not to sue and releases would not be effective until after seven (7) calendar days from the date of this Agreement.

7. This Agreement constitutes the entire agreement between COMPANY and EMPLOYEE and shall not be modified or amended unless in writing and executed by both COMPANY and EMPLOYEE.

8. This Agreement shall be construed in accordance with the laws of the State of Indiana. If any portion of this Agreement is deemed to be null, void, or inoperative for any reason, that portion of the Agreement is severable and the remaining portions will remain in full force and effect.

9. Each of the covenants contained herein shall be binding upon the parties hereto, their heirs, executors, administrators, and successors in interest.

This Agreement is executed as of __________ day of _________________, 1997.

EMPLOYEE __________________________________________________________________
         EMPLOYEE

             Date: ________________________________________________________




             Shelter Components, Inc.

             ---------------------------------------------------

             By:
                ------------------------------------------------

             Its:
                 -----------------------------------------------

             Date:
                  ----------------------------------------------